UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ For Use of the Commission Only (as permitted by

        Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 19, 2013

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, May 1, 2013. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

Harold McGraw III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held May 1, 2013

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, May 1, 2013, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect 13 Directors;

•	approve an amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”;

•	approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2013;

•	vote on one shareholder proposal, if properly presented at the Meeting; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 11, 2013, the record date for the Meeting.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 19, 2013

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2013 Annual Meeting of Shareholders

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		Page
Independent Registered Public Accounting Firm’s Fees and Services		68

Items of Business to be Acted on at the Annual Meeting		69
Item 1.	Election of Directors	69
Item 2.	Proposal to Amend the Company’s Restated Certificate of Incorporation to Change the Name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”	70
Item 3.	Proposal to Approve, on an Advisory Basis, the Executive Compensation Program for the Company’s Named Executive Officers	71
Item 4.	Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm	72
Item 5.	Shareholder Proposal – Shareholder Action by Written Consent	73
Item 6.	Other Matters	76

ii

The McGraw-Hill Companies, Inc.

Proxy Statement

2013 Annual Meeting of Shareholders

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON MAY 1, 2013.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mcgraw-hill.com/investor_relations.

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2013 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, May 1, 2013, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 19, 2013.

What will I vote on?

The following items:

•	election of 13 Directors;

•	approval to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”;

•	approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2013;

•	one shareholder proposal, provided the proposal is properly presented at the Meeting; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be properly brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 11, 2013, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, [•] shares of Company common stock were issued and outstanding.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

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as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote at the Annual Meeting?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you are a registered shareholder and attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted. If you are a beneficial owner and your McGraw-Hill shares are held for you by your bank, broker or other holder of record, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Meeting.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of your McGraw-Hill shares to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. The McGraw-Hill Companies employees wishing to attend the Annual Meeting can present their employee identification card to be admitted.

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If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

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If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these plans and you have shares of common stock of the Company allocated to your account under these plans, you may vote your shares held in these plans as of March 11, 2013 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from Computershare Shareowner Services, LLC, the Company’s transfer agent. Computershare must receive your instructions by 2:00 p.m. (EDT) on April 29, 2013 in order to communicate your instructions to the plans’ Trustee, who will vote your shares. Any plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Inc. is assisting us with the solicitation of proxies for a fee not to exceed $21,500 plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

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Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

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Item Two – The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to approve the proposed amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal. However, as approval of the proposed name change amendment requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, abstentions and broker non-votes could prevent the approval of this proposal because they do not count as affirmative votes.

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Item Three – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement. Abstentions and broker non-

votes, if any, will not be counted either for or against this proposal.

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Item Four – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2013. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

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Item Five – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine” under the rules of the New York Stock Exchange, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

Item 2 in this Proxy Statement (proposed amendment to change the name of the Company) and Item 4 in this Proxy Statement (ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2013) will be considered routine under the rules of the New York Stock Exchange and the broker may vote your shares for these Items in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for approval to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”;

•	for approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2013; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2014 Annual Meeting?

The Company’s 2014 Annual Meeting is scheduled for April 23, 2014. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by 5:00 p.m. (EDT) on November 19, 2013. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than January 1, 2014 and no later than January 31, 2014. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

May I view future proxy materials online instead of receiving them by mail?

Yes. Shareholders may provide their consent to electronic delivery of Proxy Statements and Annual Reports instead of receiving them by postal mail. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the 2013 proxy voting period, the Internet voting systems will automatically provide shareholders the option to consent to electronic delivery of future years’ materials.

During the year, shareholders may provide their consent to electronic delivery by going to the appropriate website:

•	Registered shareholders go to www.us.computershare.com/investor

•	Beneficial owners go to www.icsdelivery.com/mcgraw-hill

•	Owners of shares through one of the Company’s 401(k) Plans go to http://www.resources.hewitt.com/mcgraw-hill

What are the benefits of electronic delivery?

Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

How do I opt-out of electronic delivery?

At any time, shareholders may revoke their consent to electronic delivery and resume postal mail delivery of the Proxy Statement and Annual Report by going to the appropriate website:

•	Registered shareholders go to www.us.computershare.com/investor

•	Beneficial owners go to www.icsdelivery.com/mcgraw-hill

•	Owners of shares through one of the Company’s 401(k) Plans go to http://www.resources.hewitt.com/mcgraw-hill

Will I receive a print copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2012 Annual Report to shareholders beginning on or about March 19, 2013.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

How do I request a separate paper or e-mail copy of the Proxy Statement or Annual Report at no charge?

If you wish to receive a separate paper or e-mail copy of the 2012 Annual Report or this Proxy Statement at no charge, please call us toll-free at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested. Please make your request for documents on or before April 17, 2013 to facilitate timely delivery of the documents to you prior to the Annual Meeting.

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC on or before May 7, 2013. To view this Form 8-K online, log on to the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. We currently have 13 Directors, all of whom are being nominated at this Annual Meeting for a one-year term which will expire at the Annual Meeting in 2014. (See Item 1 on page 69.)

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

As noted on page 29, Mathew Haldeman, the son of Charles E. Haldeman, Jr., commenced employment with the Company’s McGraw-Hill Education business unit on February 1, 2013. In November 2012, the Company signed an agreement to sell its McGraw-Hill Education business to investment funds affiliated with Apollo Global Management, LLC. The Company expects to complete the sale of McGraw-Hill Education in the first quarter of 2013.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

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BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services.

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Corsair Capital LLC. Mr. Richard E. Thornburgh is Vice Chairman of Corsair Capital LLC. The Company and its business units provide the following types of products and services from time to time to Corsair Capital LLC: credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services.

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Evercore Partners, Inc. Dr. Pedro Aspe is the Co-Chairman of Evercore Partners, Inc. The Company and its business units retain Evercore Partners, Inc. and its affiliated entities from time to time to provide investment banking and financial advisory services. In particular, the Company retained Evercore Partners, Inc., with the approval of the Nominating and Corporate Governance Committee of the Board, to advise it in connection with the separation of its education business. The Company and its business units provide the following types of products and services from time to time to Evercore Partners, Inc.: index services, data subscriptions and licensing of publications and equity research information and services.

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Howard University. Mr. Kurt L. Schmoke is the Vice President and General Counsel of Howard University. The Company and its business units provide the following types of products and services from time to time to Howard University: credit ratings services and, prior to the separation of the Company’s education business, textbooks and other educational materials.

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State Farm Mutual Automobile Insurance Company. Mr. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company. The Company and its business units provide the following types of products and services from time to time to State Farm Mutual Automobile Insurance Company: credit ratings services, index services, data subscriptions and licensing of publications, equity research information and services, proprietary market research and syndicated research studies.

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Yale University. Ms. Linda Koch Lorimer is the Vice President of the University at Yale. The Company and its business units provide the following types of products and services from time to time to Yale University: credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services and, prior to the separation of the Company’s education business, textbooks and other educational materials.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not inter-

fere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2012 Annual Meeting except for one Director who was unable to attend due to an unavoidable schedule conflict.

Leadership Structure of the Board of Directors

The Company’s business and affairs are overseen by its Board of Directors which has 13 members. There is one management representative on the Board and, of the 12 remaining Directors, 11 are independent. The Board has standing Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees composed solely of outside independent Directors. The Chair of each Committee reports to the full Board as appropriate from time to time. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee.

The Company’s Corporate Governance Guidelines provide that the Board shall select annually the Chairman of the Board based upon the criteria that the Company’s independent Nominating and Corporate Governance Committee recommends and what the Directors believe to be in the best interests of the Company. This process includes consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs and the strengths and talents of its executives at any given time. On April 25, 2012, the Board appointed Harold McGraw III as the Chairman of the Board, President and Chief Executive Officer of the Company for the period April 25, 2012 through May 1, 2013.

The Company’s Corporate Governance Guidelines further provide that, in the event the Chief Executive Officer is also serving as Chairman of the Board, the Board shall designate an independent Director to serve as Presiding Director. The selection of the Presiding Director is made at a meeting at which only independent Directors are present.

The position of Presiding Director is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. On April 25, 2012, the Board appointed Mr. Edward B. Rust, Jr., the Chairman of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period April 25, 2012 through May 1, 2013. As Presiding Director, Mr. Rust has the following responsibilities as set forth in the Company’s Corporate Governance Guidelines:

“(i) be readily available to be consulted by any of the senior executives of the Company as to any concerns they may have about the Company; (ii) be readily available to all Directors to communicate their issues and concerns to the Chief Executive Officer; (iii) be readily available to the Chief Executive Officer to offer counsel; (iv) preside at all meetings of the Board at which the Chairman is not present, including all meetings of non-management Directors and all executive sessions of the independent Directors; (v) authority to call meetings of the independent Directors, including in the event of a crisis and/or the incapacitation of the Chief Executive Officer; (vi) communicate Directors’ feedback to the Chief Executive Officer from the meetings of the non-management Directors and from informal conversations with Directors; (vii) review and approve the proposed agenda for each upcoming Board meeting and the annual Board calendar; (viii) review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items; (ix) consult with the other Directors and advise the Chief Executive Officer about the quality and timeliness of the materials distributed to the Board; (x) review and approve the materials and information sent to the Board; (xi) interview, along with the Chief Executive Officer and, as applicable, the Chair of the

Nominating and Corporate Governance Committee, candidates for the Board; and (xii) assist the Nominating and Corporate Governance Committee with broad issues of corporate governance.”

The Board believes that its current leadership structure assures the appropriate level of management oversight and independence. This leadership structure provides clarity that Harold McGraw III, the Chief Executive Officer and Chairman, has primary responsibility for managing the Company’s business, implementing the Company’s strategy and directing the work of other officers, under the oversight, and subject to the review, of the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables Mr. McGraw to act as the key link between the Board and other members of management. It also facilitates the Board’s decision-making process because Mr. McGraw, who has first-hand knowledge of our operations and the major issues facing the Company, chairs the Board meetings where the Board discusses strategic and business issues.

Role of Board of Directors in Risk Oversight

The Board of Directors administers its risk oversight role through its Committee structure and the Committees’ regular reports to the Board at each Board meeting. The Board’s Audit Committee meets frequently during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements. The Chair of the Audit Committee provides the Board with a report concerning its risk oversight activities at each Board meeting.

In 2012, management updated its prior review of the Company’s incentive compensation plans to include a new plan that was adopted in 2012. The findings and conclusions of the updated review are that the new plan design does not encourage excessive risk taking. Management reviewed its findings with the Committee, and Frederic W. Cook & Co. concurred in these findings and conclusions.

In 2012, the Committee established performance metrics that focused on operating income and earnings per share growth, and established goals and payment schedules for each metric that were designed to provide a balance to motivate the achievement of the established goals without the need for inappropriate or excessive risk taking by providing a range of payment opportunities for achievement both below and above the target goals established for the short and long-term incentives. In addition, the Committee reviews and assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s business units to ensure that the designs of those annual incentive plans do not encourage inappropriate or excessive risk taking.

Process for Identifying and Evaluating Directors and Nominees

The Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. The Committee also recommends to the Board the general criteria for selection of proposed nominees for election as Directors and the slate of individuals who will constitute the nominees of the Board for election as Directors at each Annual Meeting. In addition to qualities of intellect, integrity and judgment, this assessment by the Committee takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time. The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders. Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Committee has sole authority to retain and terminate search firms, to assist the Board in identifying and reviewing prospective Director nominees, and to approve the fees and other retention terms of any search firms.

Specific Experience, Qualifications, Attributes and Skills of Directors

The Nominating and Corporate Governance Committee has reviewed with the Board the specific experience, qualifications, attributes and skills of each Director nominee standing for re-election as a Director at the Annual Meeting. The Committee has concluded that each Director nominee has the appropriate skills and characteristics required of Board membership, and each possesses an in-depth knowledge of the Company’s complex global businesses and strategy. The Committee further believes that our Board is composed of well-qualified and well-respected Directors who are prominent in business, finance and the global capital and commodity markets. The experience and key competencies of each Director nominee, as reviewed and considered by the Committee, are set forth below.

Pedro Aspe: As Co-Chairman of Evercore Partners, Inc., a leading investment bank in the United States, and Chairman of Protego Casa de Bolsa, a broker dealer, and Managing Director of Protego Asesores, an investment banking company, both of which are headquartered in Mexico, Dr. Aspe has substantial financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Dr. Aspe to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, business information, and global capital and commodity markets. In addition, the positions Dr. Aspe has held with the Mexican government have given him extensive government regulation and public policy experience which is extremely important to the Company in the conduct of its complex global business.

Sir Winfried Bischoff: As Chairman of Lloyds Banking Group plc and former Chairman of Citigroup, Inc. and Schroders plc, Sir Win has substantial financial services, capital markets, finance and accounting experience, broad international business exposure, and extensive experience involving government regulation and public policy. This experience enables Sir Win to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, business information, and global capital and commodity markets.

William D. Green: As former Chairman and Chief Executive Officer of Accenture plc, a global management consulting, technology services and outsourcing company, Mr. Green has substantial sales, marketing, finance, manufacturing, technology and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Green to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, business information, and global capital and commodity markets, including in connection with the numerous technology issues that the Company faces. As a former member of Business Roundtable, Mr. Green is able to provide the Company with valuable guidance in its business as a global provider of benchmarks and analytics for the global capital and commodity markets.

Charles E. Haldeman, Jr.: As former Chief Executive Officer and a Director of Federal Home Loan Mortgage Corporation (“Freddie Mac”), the publicly traded mortgage company, former President and Chief Executive Officer of Putman Investment Management, LLC, former Chairman and Chief Executive Officer of Delaware Investments, and former President and Chief Operating Officer of United Asset Management Corporation, Mr. Haldeman has extensive financial services, capital markets, finance and accounting experience. This experience enables Mr. Haldeman to provide the Company with effective leadership and guidance in the conduct of its business as a global information services provider serving the financial services, business information and global capital and commodity markets. This experience has also resulted in Mr. Haldeman working closely with regulators in the financial services industry, which enables Mr. Haldeman to provide the Company with valuable guidance and insight as a global provider of credit ratings services.

Linda Koch Lorimer: As Vice President of the University at Yale, former Secretary of Yale University, former President of Randolph-Macon Woman’s College, former Associate Provost of Yale University, former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition, and a Trustee of Hollins University, Ms. Lorimer has extensive experience involving government regulation and public policy. As a result of this experience, Ms. Lorimer is able to provide the Company with valuable guidance in its business as a global provider of benchmarks and analytics for the global capital and commodity markets. In addition, Ms. Lorimer has been responsible during the past eight years for Yale University’s Office of International Affairs, which gives her insight into the global developments affecting the Company. Ms. Lorimer has also been a director of three other publicly traded companies, including service on audit and compensation committees where she contributed valuable guidance in corporate strategic and financial policy matters.

Harold McGraw III: As President and Chief Executive Officer of the Company, and through the many positions Mr. McGraw has held with the Company since joining the Company in 1980, Mr. McGraw has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and broad international business exposure. This experience enables Mr. McGraw to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, business information and global capital and commodity markets. As former Chairman and a member of Business Roundtable, Chairman of the Emergency Committee for American Trade (ECAT), US-India Business Council and US Council for International Business, Vice Chairman of the International Chamber of Commerce, Chairman of The U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations (ACTPN) and as a member of The Business Council, Mr. McGraw has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Robert P. McGraw: As Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company, and through the many positions Mr. McGraw has previously held with the Company, Mr. McGraw has substantial sales and marketing experience, and extensive international business exposure, particularly in China, which is a growth market for the Company. This experience enables Mr. McGraw to provide the Company with valuable guidance and effective leadership in the conduct of its business as a global information services provider serving the financial services, business information, and global capital and commodity markets.

Hilda Ochoa-Brillembourg: As President, Chief Executive Officer and Chief Investment Officer of Strategic Investment Group, a group of affiliated investment management firms, and as former Chief Investment Officer of the Pension Investment Division at the World Bank, Ms. Ochoa-Brillembourg has substantial finance, accounting, financial services and capital markets experience, and broad international business exposure. As a former lecturer at the Universidad Catolica Andres Bello in Venezuela, Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government, Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University and board member of The Atlantic Council of the United States and The Council on Foreign Relations, Ms. Ochoa-Brillembourg has extensive government regulation and public policy experience. This experience is extremely valuable to the Company in the conduct of its complex global business.

Sir Michael Rake: As Chairman of BT Group plc, one of the largest communications companies in the world, and former Chairman of KPMG International, one of the world’s leading accounting organizations, Sir Michael has substantial finance, accounting, financial services, capital markets, technology and digital products experience, and broad international business exposure. This experience enables Sir Michael to provide the Company with effective leadership in the conduct of its business as a global information services provider serving the financial services, business information, and global capital and commodity markets. The positions that Sir Michael has held as Chair of the Commission for Employment and Skills in the UK, as a member of the Board of the Financial Reporting Council in the UK, and as a member of the Board of the Transatlantic Business Council have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Edward B. Rust, Jr.: As Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, as Chairman of the U.S. Chamber of Commerce, as former Co-Chair and a current member of Business Roundtable, as former Chairman of the American Enterprise Institute and as former Chairman and a current member of The Financial Services Roundtable, Mr. Rust has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business. This experience enables Mr. Rust to provide the Company with effective leadership as a global information services provider serving the financial services, business information and global capital and commodity markets.

Kurt L. Schmoke: As General Counsel of Howard University, former Dean of Howard University School of Law and a former partner at the law firm of Wilmer Cutler & Pickering, Mr. Schmoke has substantial legal experience. This experience enables Mr. Schmoke to provide the Company with effective leadership as a global information services provider serving the financial services, business information and global capital and commodity markets. As a former Mayor of Baltimore, a former State’s Attorney for Baltimore, a member of the Council on Foreign Relations, and a former member of President Jimmy Carter’s domestic policy staff, Mr. Schmoke has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Sidney Taurel: As former Chairman and Chief Executive Officer of Eli Lilly and Company, a global pharmaceutical company, Mr. Taurel has substantial sales and marketing, financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Mr. Taurel to provide the Company with effective leadership as a global information services provider serving the financial services, business information and global capital and commodity markets. As a former CEO of a global company and as a member of the Board of Overseers of the Columbia Business School, and as a founder of the International School of Indiana, an international school located in Indianapolis, Mr. Taurel provides effective leadership relating to global expansion and innovation. The positions Mr. Taurel has held as a member of The Business Council, the Homeland Security Advisory Council, President George W. Bush’s Export Council, and the Advisory Committee for Trade Policy and Negotiations have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

Richard E. Thornburgh: As Vice Chairman of Corsair Capital LLC, a private equity firm focused on investing in the global financial services industry, and as a former executive holding key financial and other positions at Credit Suisse and Credit Suisse First Boston, the investment banking arm of Credit Suisse, Mr. Thornburgh has substantial financial services, capital markets, finance and accounting experience and broad international business exposure. This experience enables Mr. Thornburgh to provide the Company with effective leadership as a global information services provider serving the financial services, business information and global capital and commodity markets. The positions Mr. Thornburgh has held with the Securities Industry Association have further enhanced Mr. Thornburgh’s experience in these areas.

Directors’ Biographies

The following 13 Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at the Annual Meeting to serve one-year terms that will expire at the 2014 Annual Meeting. Please see pages 1 through 6 and page 69 of this Proxy Statement for voting information.

Pedro Aspe, age 62, is Co-Chairman of Evercore Partners, Inc., a leading investment bank in the United States, and Chairman of Protego Casa de Bolsa, a broker dealer, and Managing Director of Protego Asesores, an investment banking company, both of which are headquartered in Mexico City. Since 1996, Protego has advised in more than 200 transactions, including private equity placements, mergers and acquisitions, project financing and municipal bonds. In 2006, Protego combined with Evercore Partners, based in New York. Dr. Aspe has been a professor of Economics at ITAM and has held a number of positions with the Mexican government; was founder of INEGI (National Bureau of Statistics); Secretary of the Budget; and Secretary of the Treasury of Mexico. Dr. Aspe is a member of the Board of CENTRO. Currently, he is a Director of Televisa (Mexico), and sits on the Advisory Board of Marvin & Palmer (Wilmington) and Endeavor (Mexico). Dr. Aspe has served as a Director of the Company since 1996 and is a member of the Financial Policy Committee.

Sir Winfried Bischoff, age 71, has been Chairman of Lloyds Banking Group plc since September 15, 2009. Prior to that he was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 11, 2007 through February 23, 2009. He served as acting Chief Executive Officer of Citi from November 4, 2007 through December 11, 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Win was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Win was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and Trustee (formerly Chairman) of Career Academies UK and a member of the International Advisory Board of Akbank TAS, Turkey. He was a Director of Land Securities plc and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Win has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Compensation and Leadership Development and Executive Committees.

William D. Green, age 60, was Executive Chairman of Accenture, a global management consulting, technology services and outsourcing company, from 2011 through January 2013, and served as Accenture’s Chairman and Chief Executive Officer from September 2004 through December 2010. Mr. Green was a Director of Accenture from 2001 through January 2013. Prior to serving as Chief Executive Officer, Mr. Green was Accenture’s Chief Operating Officer-Client Services with overall management responsibility for the company’s operating groups. In addition, he served as Group Chief Executive of the Communications & High Tech operating group from 1999 to 2003. He was also Group Chief Executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was Managing Director for Accenture’s business in the United States. He joined Accenture in 1977 and became a partner in 1986. Mr. Green is a member of the United Nations’ Secretary-General’s High-Level Group on Sustainable Energy for All, the Initiative for Global Development, the Business Council, the International Business Council of the World Economic Forum and the G100. Mr. Green is also a frequent speaker at business, technology and academic forums worldwide. Mr. Green has served as a Director of the Company since 2011 and is a member of the Compensation and Leadership Development and Nominating and Corporate Governance Committees.

Charles E. Haldeman, Jr., age 64, was Chief Executive Officer of Federal Home Loan Mortgage Corporation (“Freddie Mac”), the publicly traded mortgage company, from 2009 through 2012. Mr. Haldeman was a Director of Freddie Mac from 2009 through 2012. Prior to that, he was Chairman of Putnam Investment Management, LLC in 2008 and 2009 and its President and Chief Executive Officer from 2003 through 2008. Before his tenure at Putnam, he was Chairman and Chief Executive Officer of Delaware Investments and earlier served as President and Chief Operating Officer of United Asset Management Corporation. He holds a Chartered Financial Analyst (CFA) designation. He was Chairman of the Board of Trustees of Dartmouth College from 2007 through 2010, and served as a Trustee from 2004 through 2012. He formerly served on the Board of Governors of the Investment Company Institute and the Investment Counsel Association of America. Mr. Haldeman has served as a Director of the Company since July 2, 2012 and is a member of the Audit and Compensation and Leadership Development Committees.

Linda Koch Lorimer, age 61, is Vice President of the University at Yale where she serves as senior counselor to the President and directs a broad array of administrative units ranging from the Office of International Affairs, to Public Affairs and Communications to the Office of Digital Dissemination. She has been at Yale since 1993 when she became Secretary of the University. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and also the Women’s College Coalition. She served as Vice Chair of the Center for Creative Leadership. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University and Save the Children. She was a Director of Sprint Nextel, Centel Corporation and First Colony Life Insurance Company. She currently is Vice Chair of the Global Agenda Council on “The Future of Universities.” Ms. Lorimer has served as a Director of the Company since 1994 and is a member of the Compensation and Leadership Development and Nominating and Corporate Governance Committees. She was the Presiding Director of the Company’s Board of Directors from 2004 to 2009.

Harold McGraw III, age 64, has been Chairman of the Board since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of Phillips 66 and United Technologies Corporation. Mr. McGraw is the Vice Chairman of the International Chamber of Commerce. He is Chairman of the Emergency Committee for American Trade (ECAT), the US-India Business Council and US Council for International Business and a member of The White House convened US-India CEO Forum. He is Chairman of The U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations (ACTPN) as well as a member of The Business Council. He was Chairman of Business Roundtable from 2006 to 2009 and is currently a member of Business Roundtable’s Executive Committee, chairing the Nominating Committee. He is Chairman of the Committee Encouraging Corporate Philanthropy and serves on the Board of the Council for Economic Education and is on the Board of Trustees of Carnegie Hall as well as the Board of The New York Public Library. He also is a member of the Boards of the National Organization on Disability, The National Academy Foundation, the Asia Society and Hartley House. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

Robert P. McGraw, age 58, has been since 1999 Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 68, is the founder and has been since 1987 the President, Chief Executive Officer and Chief Investment Officer of Strategic Investment Group, a group of affiliated investment management firms. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc. and Cementos Pacasmayo S.A.A. In addition, she is a Director of The Atlantic Council of the United States and a lifetime member of The Council on Foreign Relations. She is also Vice Chairman, Dean’s Alumni Leadership Council, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. She is a former Director of the World Bank/International Monetary Fund Credit Union and the Harvard Management Company. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

Sir Michael Rake, age 65, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael is the former Chair of the Commission for Employment and Skills in the UK and has been Chairman of easyJet plc since 2010. In addition, Sir Michael is Senior Independent Director at Barclays plc and was formerly on the Board of the Financial Reporting Council. He is a member of the Board of the Transatlantic Business Council and is a William Pitt Fellow at Pembroke College, Cambridge. Educated at Wellington College, where he is Chairman of the Governors, Sir Michael is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael has served as a Director of the Company since 2007 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

Edward B. Rust, Jr., age 62, has been Chief Executive Officer of State Farm Mutual Automobile Insurance Company, the largest insurer of automobiles and homes in the United States, since 1985. He was elected Chairman of the Board two years later. Mr. Rust was also President of State Farm Mutual Automobile Insurance Company from 1985 to 1998 and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, Mr. Rust is Chairman of the U.S. Chamber of Commerce and is a member of Business Roundtable, where he served as Co-Chair for seven years, and the Financial Services Roundtable, where he served as Chairman. He was also a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Leadership Development and Executive Committees. He has also served as the Presiding Director of the Company’s Board of Directors since 2010.

Kurt L. Schmoke, age 63, has been Vice President and General Counsel of Howard University since June 2012. Prior to that he was the Dean of Howard University School of Law from 2003 to June 2012. He was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. He was a Director of the Baltimore Life Companies and a Trustee of the Yale Corporation. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 64, is Chairman Emeritus of Eli Lilly and Company, a global pharmaceutical company. Prior to that he was Chairman of Eli Lilly and Company from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly and Company in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. Mr. Taurel is Chairman of the Strategic Advisory Committee for Capital Royalty, LLC. He is also a member of the Boards of IBM Corporation and BioCrossroads. In addition, Mr. Taurel is a member of the global advisory Boards for Moelis, Takeda and Almirall. He serves on the Board of Overseers of the Columbia Business School, is a member of The Business Council, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel received three Presidential appointments: to the Homeland Security Advisory Council (2002-2004); the President’s Export Council (2002-2007); and the Advisory Committee for Trade Policy and Negotiations (2007-2009). Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation and Leadership Development Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Richard E. Thornburgh, age 60, is Vice Chairman of Corsair Capital LLC, a private equity firm focused on investing in the global financial services industry. Mr. Thornburgh joined Corsair in 2006. Prior to that, Mr. Thornburgh held key positions with Credit Suisse First Boston (CSFB), the investment banking arm of Credit Suisse, including Executive Vice Chairman of CSFB from 2004 through 2005. He has also held key positions with Credit Suisse, including Chief Financial Officer, Chief Risk Officer and member of the Executive Board of Credit Suisse. Mr. Thornburgh is a Director of Credit Suisse Group AG, Reynolds American Inc. and NewStar Financial, Inc. He was a Director of National City Corporation and Dollar General Corporation. Mr. Thornburgh served as Chairman of the Securities Industry Association in 2004 and later joined its International Advisory Council, which provides guidance on World Trade Organization negotiations, United States-European Union market trends and other issues affecting international capital markets. In addition, he serves on the Executive Committee of the University of Cincinnati Foundation and is on the University of Cincinnati Investment Committee. Mr. Thornburgh has served as a Director of the Company since 2011 and is a member of the Audit and Financial Policy Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation and Leadership Development, Executive, Financial Policy and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters.

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board succession plans for the Chief Executive Officer and the direct reports to the Chief Executive Officer.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an Annual Meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. The By-Laws can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation using survey data covering U.S. public companies in the publishing, information and media, and financial industries as well as data on similarly sized U.S. public companies from general industry. During 2012, the Committee engaged Frederic W. Cook & Co. to review this compensation survey data and advise the Committee on changes to Director compensation.

Audit Committee

The Company has an Audit Committee comprised of five Directors that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s enterprise risk management process;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 28 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2012 fiscal year.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Director nominees who are Committee members in their respective biographies found on pages 15 through 20 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans;

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives; and

•	reviewing the succession and development plans for executives and other key talent below the direct reports to the Chief Executive Officer.

Additional information about the Compensation and Leadership Development Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations.

Processes and Procedures for Determining Executive Compensation

The Compensation and Leadership Development Committee is comprised of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including conducting periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plan and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. The Committee utilizes the services of Frederic W. Cook & Co. as its external compensation advisor for all matters concerning the Company’s senior management compensation pro-

grams. Frederic W. Cook & Co. provides no other executive compensation consulting or other services to the Company or its management. Frederic W. Cook & Co. works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Frederic W. Cook & Co. that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compensation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent analyses and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately seven other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

During 2012, Frederic W. Cook & Co. was also engaged by the Nominating and Corporate Governance Committee to advise on compensation paid to the non-employee Directors. In this capacity, Frederic W. Cook & Co. works solely for the Board and provides no services to management.

In accordance with the Committee’s new policy on assessing adviser independence, the Committee determined in 2013 that there were no conflicts of interest or issues related to independence that would impact the advice to the Committee from the firm of Frederic W. Cook & Co. and the representatives of Frederic W. Cook & Co. who advise both the Committee on executive compensation matters and the Nominating & Corporate Governance Committee on director compensation matters. For a further discussion of the independence assessment policy, see page 33 of this Proxy Statement.

Compensation Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 31 through 45 of this Proxy Statement, and based on this review and discussion, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation and Leadership Development Committee.

Sidney Taurel (Chairman)

Sir Winfried Bischoff

William D. Green

Charles E. Haldeman, Jr.

Linda Koch Lorimer

Edward B. Rust, Jr.

Membership and Meetings of the Board and Its Committees

In 2012, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2012 are shown in the table below.

	Board	Audit	Compensation & Leadership Development	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe	Member				Member
Sir Winfried Bischoff	Member		Member	Member	Chair
William D. Green	Member		Member			Member
Charles E. Haldeman, Jr.*	Member	Member	Member
Linda Koch Lorimer	Member		Member			Member
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Sir Michael Rake	Member	Chair		Member	Member
Edward B. Rust, Jr.	Member	Member	Member	Member		Chair
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Richard E. Thornburgh	Member	Member			Member
Number of 2012 Meetings	10	8	7	0	8	7

*	Mr. Charles E. Haldeman, Jr. was elected a Director of the Company on July 2, 2012, and thus did not attend any Board or Committee meetings of the Company in 2012 prior to that date.

In 2012, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation and Leadership Development Committee.

Director and Officer Indemnification and Insurance

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law (“NYBCL”). This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance.

The Company has for many years had an insurance program in place that provides Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2012 to May 15, 2013 for a premium of approximately $2,850,000. This insurance is provided by a consortium of carriers, which includes: National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Co.; Great American Insurance Co.; Freedom Specialty Insurance Co.; AXIS Insurance Company; St. Paul Mercury Insurance Co.; and Arch Insurance Co. This program also includes additional capacity dedicated to providing excess coverage for Directors and certain of our executive officers when the Company cannot indemnify them. The additional capacity is provided by: RLI Insurance Company; Continental Casualty Company; Carolina Casualty Insurance Company; and XL Specialty Insurance Company. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made in 2012.

The Company also maintains a fiduciary liability insurance program that covers Directors and employees who serve as fiduciaries for our employee benefit plans. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and employees from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. The Company’s current fiduciary liability coverage was purchased for the period May 15, 2012 to May 15, 2013 for a premium of approximately $275,000 and is provided by the following consortium of carriers: National Union Fire Insurance Company of Pittsburgh, PA; Arch Insurance Co.; and XL Specialty Insurance Company. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made in 2012.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors as defined in the rules of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters to be discussed as required by the Public Company Accounting Oversight Board (PCAOB), rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2013.

Sir Michael Rake (Chairman)
Charles E. Haldeman, Jr.
Hilda Ochoa-Brillembourg
Edward B. Rust, Jr.
Richard E. Thornburgh

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the items referred to below, we do not believe that there were any such material transactions in effect since January 1, 2012, or any such material transactions proposed to be entered into during 2013.

As noted on pages 45 and 49 of this Proxy Statement, for security reasons, Mr. Harold McGraw III is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors have approved this arrangement. The Company’s policy limits the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. During 2012, Mr. McGraw made payments to the Company of $95,515 under this Agreement.

Mr. Whit McGraw, the son of Harold McGraw III, is employed by the Company as an executive in its S&P Capital IQ business unit. During 2012, Whit McGraw received compensation of $309,531.86 (which included a base salary of $150,000, an incentive payment of $40,000 and the reimbursement of certain relocation expenses). His compensation (including base salary and long-term and short-term incentive opportunities) is reviewed on an annual basis in accordance with the Company’s regular pay practices.

On February 1, 2013, Mr. Mathew Haldeman, the son of Charles E. Haldeman, Jr., a Director of the Company, was employed by the Company as an executive in its McGraw-Hill Education business unit. Mathew Haldeman is receiving a base salary of $180,000 with an annual bonus potential of up to 25% of base salary. He is also eligible for participation in the McGraw-Hill Education Long-Term Incentive Program. His compensation (including base salary and long-term and short-term incentive opportunities) is reviewed on an annual basis in accordance with the Company’s regular pay practices. The Company expects to complete the sale of McGraw-Hill Education in the first quarter of 2013.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers”. The named executive officers of the Company include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, and the Chief Financial Officer (“CFO”), Mr. Jack F. Callahan, Jr. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers on December 31, 2012.

Compensation Discussion and Analysis

The Compensation and Leadership Development Committee of our Board of Directors (the “Committee”) oversees our compensation program for senior executives on behalf of our Board and shareholders. Information about the Committee and its members who are Director nominees can be found on pages 14 through 19 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, the basis for the compensation paid to our named executive officers for 2012 and the approved compensation opportunities for our named executive officers for 2013. Our CD&A includes adjusted financial information. Please see our 2012 year-end earnings release filed on Form 8-K dated February 12, 2013 for exhibits that reconcile the differences between the non-GAAP measures in the CD&A and comparable financial measures calculated in accordance with U.S. GAAP.

Executive Summary

Philosophy. Our compensation philosophy is to reward our executives for value-creating performance and to link a significant portion of pay to one or more performance metrics that are intended to create value for our shareholders. Within the framework of pay-for-performance, our compensation practices are implemented in a manner that we believe attracts the highest quality talent to our executive ranks and retains these individuals by rewarding excellence in leadership and success in the implementation of our business strategy.

In 2012, the three key elements of our pay program continued to be base salary, annual cash bonus and long-term incentive awards linked to our common stock. This summary discusses compensation highlights from 2012, noting, in particular, how pay was impacted by our Growth & Value Plan that includes separating our business into two companies and the development of our business strategy for the Company following that separation. We also note in this summary certain decisions we have made that affect the 2013 compensation of our named executive officers.

Highlights. The following are the key aspects of our 2012 compensation program and also certain aspects of our program for 2013:

•	Base salaries for named executive officers (including our CEO) were not increased for 2012 from 2011 rates and will not be increased for 2013.

•

Approximately 80% of our CEO’s total 2012 target compensation opportunity was performance-based and a significant portion of the 2012 target compensation of our other named executive officers was also performance-based.

•

Our 2012 annual incentive pool funded at 168.75% of the target level. This funding level was based upon our achievement of targeted increases for adjusted non-GAAP operating income (weighted 70%) and our separation of McGraw-Hill Education (weighted 30%).

¡

Adjusted non-GAAP operating income (including both continuing operations and discontinued operations) for incentive purposes was $1,664 million, representing growth of 11.0%, which was 183% of the target goal of 6.0%. Our 2012 reported operating income (including both continuing operations and discontinued operations) of $986 million was adjusted by the Committee to exclude the following:

•

$714 million in net non-recurring charges ($174 million in continuing operations and $540 million in discontinued operations). Net non-recurring charges include: $287 million of Growth & Value Plan costs, including restructuring ($226 million for continuing operations and $61 million for discontinued operations), intangible assets impairments of $497 million (all discontinued operations) and a $70 million benefit from modifications to vacation policy ($52 million for continuing operations and $17 million for discontinued operations); and

•	$36 million total benefit from unbudgeted acquisitions and unbudgeted restructuring savings ($30 million for continuing operations and $6 million for discontinued operations).

¡	Adjusted non-GAAP operating income of $1,664 million resulted in an achievement of 187.5% (weighted 70%); and

¡

The Committee assigned a rating of 125% for the separation of McGraw-Hill Education. The incremental funding above 100% was utilized to recognize contributions to the separation of McGraw-Hill Education.

•

Our CEO’s compensation was determined based upon his success in meeting goals established by the independent members of our Board of Directors and on a direct assessment of his performance by the Committee. The Committee determined that our CEO’s 2012 annual incentive payment would be $2,175,154, representing 168.75% of his 2012 target award. As discussed below, payment of a portion of this amount has been delayed and is attributable to the effective separation of McGraw-Hill Education, including by sale or spin-off. The key achievements considered by the Committee in arriving at the CEO’s 2012 bonus were his leadership in:

¡	The Company’s 2012 financial performance, including success in exceeding the targets for operating income;

¡	The implementation of the Growth & Value Plan, particularly through the separation of McGraw-Hill Education; and

¡	The ongoing development of our business strategy following the separation of McGraw-Hill Education, including positioning our financial services businesses for global growth.

•	Our CEO’s total pay for the year, excluding pension and all other compensation, was $8,317,354, up 15% from 2011.

•

In August 2012, we granted performance share awards to our named executive officers as part of our long-term incentive compensation program. These awards have adjusted non-GAAP earnings per share performance goals measured for 2012 and are subject to two-year vesting based on continued service during 2013 and 2014 by the named executive officers. The 2012 non-GAAP adjusted earnings per share of $3.44 represented growth of 18.2% versus the 2012 award target growth goal of 13.4%, which resulted in the performance share award being earned at 150% of target. The one-time delay in the timing of the performance shares grants from our normal practice of making grants in April was intended to give the Committee the flexibility to assess the Company’s progress against the Growth & Value Plan. Long-Term Incentive awards for 2013 will be awarded effective as of April 1, 2013 in accordance with the Company’s normal award schedule.

•	Our total shareholder return of 29.8% for 2012 enhanced both shareholder value and the value of our executives’ compensation programs.

•

We enhanced our defined contribution retirement program for our employees generally (including our named executive officers). The enhanced program continues our focus on assisting employees to accumulate retirement savings through employee and Company contributions to account-based plans rather than through accruals under a pension plan. The new defined contribution program went into effect on January 1, 2013. The Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, our defined benefit plan covering most of our U.S. employees (including the named executive officers), was frozen to new accruals for all participating employees effective as of April 1, 2012.

•

We revised our Policy for Insider Trading Restrictions and Reporting Requirements (“Insider Trading Policy”) to prohibit without exception the hedging or pledging of Company stock by our executive officers and to implement guidelines related to eliminating current pledges of stock by our CEO by no later than December 31, 2015. As of the date of this proxy statement, no named executive officer other than the CEO has pledges of Company stock in effect. An additional discussion of our revised policy can be found on page 43 of this Proxy Statement.

•

To comply with the proposed listing requirements of the New York Stock Exchange and the proxy disclosure rules, our Committee adopted a new policy and related procedures requiring that it periodically assess the degree of independence of the Committee’s advisers and identify any actual or potential conflicts of interest that might affect the advice of the Committee’s compensation consultants.

•

With the assistance of Frederic W. Cook & Co., the consultant to the Committee, we began the process for 2013 of updating the competitive market data used for compensation benchmarking to take into account the implementation of our Growth & Value Plan and the separation of McGraw-Hill Education.

We believe the highlights above demonstrate our commitment to pay-for-performance, to rewarding excellence by our executives in developing and implementing our business strategy and to adapting our compensation practices to take into account changes in our business and market conditions. The remainder of this CD&A provides further information about the topics highlighted in this summary.

Details of Our Executive Compensation Program

This section of our CD&A provides in question and answer format more detailed information about our executive compensation program.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are:

•	To enable us to hire and retain high-caliber executive talent;

•	To provide appropriate incentives for both business and individual performance;

•	To ensure that our executive incentive programs encourage prudent, but not excessive, risk-taking;

•	To build value for shareholders by linking a significant portion of compensation to long-term Company performance; and

•	To encourage the acquisition and retention of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices to set the compensation of our named executive officers:

•

Our Committee reviews competitive market data and individual and corporate performance results in setting the target compensation opportunity level for our CEO. A similar process is used in formulating the recommendations to the Committee for the compensation opportunity levels for the other named executive officers.

•

Our Committee uses an independent external compensation adviser, Frederic W. Cook & Co. The adviser reports directly to the Committee in overseeing our executive compensation program and in setting the compensation level for the CEO. Frederic W. Cook & Co. reviews materials developed for each Committee meeting, provides comments to the Chair, and regularly attends Committee meetings. Frederic W. Cook & Co. conducts studies of compensation issues of concern to the Committee as requested, provides independent analysis and recommendations for CEO compensation to the Committee without the foreknowledge of the CEO and is permitted to work with management on behalf of the Committee on the development of materials for Committee meetings. Frederic W. Cook & Co. provides no services to management. In accordance with the Committee’s newly adopted policy on adviser independence, the Committee determined in 2013 that there were no conflicts of interest or issues related to independence that would impact the advice to the Committee from the firm of Frederic W. Cook & Co. and the individuals at Frederic W. Cook & Co. who advise the Committee. As discussed below, we are also provided annually with market compensation data by Towers Watson.

•	For each of our named executive officers other than the CEO, we use a “pool approach” for funding the annual cash incentive awards.

This pool approach is discussed on pages 38 and 39 of this Proxy Statement.

•	We align the performance measures and goals that drive our incentive plans to the key strategic measures that we believe drive long-term value creation for our shareholders.

•

We use both objective and subjective measures of performance in setting compensation levels. For 2012, we used operating income and the successful separation of McGraw-Hill Education as the performance measures for funding the corporate annual incentive pool. We used earnings per share growth for 2012 as the objective performance measure for determining the achievement and payment of the 2012 long-term performance share unit awards. The subjective measures that we used for 2012 to determine the individual payments for the annual incentive awards are discussed in general terms below in connection with the annual incentive awards to our named executive officers.

•

For 2013, we will be returning to the use of revenue and net income as the performance measures for the corporate annual incentive pool for the new McGraw Hill Financial. We will continue to use adjusted earnings per share growth as the performance measure for determining the achievement and payment of the 2013 long-term performance share unit award, and we are returning to the use of a three, rather than one, year measurement period for the adjusted earnings per share target. Finally, as a result of the implementation of our Growth & Value Plan, we have returned to our prior practice of including stock options in the mix of 2013 incentive awards to our named executive officers to further align compensation with the creation of long-term incentive compensation as described in greater detail below.

•

We make reasonable efforts to cause the incentive compensation paid to our named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but maintain the ability to award compensation that is not deductible.

•	We consider accounting expense in determining the amount and type of equity awards.

•

We do not offer individual employment agreements to the named executive officers and, except for a frozen legacy supplemental retirement program covering our present CEO, we do not provide special retirement arrangements for our named executive officers.

•	We encourage and monitor equity ownership by management, and we have adopted senior executive share ownership guidelines.

•	We have a senior executive pay recovery policy that applies to payments of incentive compensation made under the Company’s annual and long-term incentive plans.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our Key Executive Short-Term Incentive Compensation Plan; and

•	Stock-based long-term incentives under our 2002 Stock Incentive Plan.

We also provide (i) defined contribution retirement benefits and other post-employment benefits under our tax-qualified and non-qualified retirement plans and under our Senior Executive Severance Plan, (ii) health and welfare benefits under our group benefit plans and supplemental death and disability plans, and (iii) limited perquisites and other fringe benefits.

How Do We Use Market Data in Setting Compensation Levels?

For our named executive officers other than the CEO, we review the range of market compensation between the 25th and 75th percentiles for the companies in the compensation surveys described below. For the CEO, our Committee reviews a composite of the market data prepared by Frederic W. Cook & Co. In either case, these reviews are conducted to provide information about the general market practice for these positions. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay above median compensation for significantly higher levels of achievement versus target goals.

We review compensation market data in setting base salaries and short-term and long-term incentive opportunities for our named executive officers. However, we do not limit or increase individual incentive payments based solely on these broad compensation market data reference points.

For purposes of setting the compensation of the named executive officers for 2012, the Committee was provided with information from the 2012 Towers Watson Media Industry Executive Survey, in which the Company participates. This survey contains information on base salaries, annual incentives, and equity awards within the publishing, information, and media industries. For 2012, Towers Watson provided compensation information based on data reported by 48 companies participating in the Media Industry Executive Survey, appropriately sized for our revenue, for positions comparable to those of our named executive officers. For purposes of setting compensation targets for 2013, the Committee was provided with information from the 2012 Towers Watson General Industry Executive Compensation and the 2012 Towers Watson Financial Services Executive Compensation Surveys, in which the Company also participates. Following the separation of McGraw-Hill Education, the Media Industry Executive Survey will no longer be used for purposes of setting the compensation of the named executive officers. None of the survey data provided to us in any Towers Watson survey identifies the specific companies that reported this compensation information.

With regard to the CEO, for 2012 Frederic W. Cook & Co. used data from the Towers Watson Media Industry Survey and the proxy data for companies in the S&P 500 Financial Services Sector to determine a market composite for developing recommendations for the total compensation opportunities for the CEO for consideration by the Committee. For 2013, Frederic W. Cook & Co. used the Towers Watson General Industry Survey rather than the Media Industry Survey for the same reasons discussed above. We believe that the addition of compensation information for the S&P 500 Financial Services Sector as a reference point in determining compensation for our CEO is appropriate given that the S&P business operations are a part of the financial services industry. While all of the companies included in the S&P 500 Financial Services Sector are not direct business comparables, we believe that the aggregate compensation data for the Sector is appropriate to take into account in determining compensation levels for the CEO. For 2012, the S&P 500 Financial Services Sector comprised the following 81 companies:

ACE Limited	KeyCorp
AFLAC Inc	Kimco Realty Corp
Allstate Corp	Legg Mason Inc
American Express Co	Leucadia National Corp (NY)
American Intl Group Inc	Lincoln National Corp
American Tower Corp A	Loews Corp
Ameriprise Financial Inc	M&T Bank Corp
Aon plc	Marsh & McLennan Companies
Apartment Investment & Mgmt	Metlife Inc
Assurant Inc	Moody’s Corp
AvalonBay Communities Inc	Morgan Stanley
BB&T Corp	NYSE Euronext
Bank of America Corp	Nasdaq OMX Group/The
Berkshire Hathaway B	Northern Trust Corp (IL)
BlackRock Inc	PNC Finl Services Group
Boston Properties Inc	People’s United Financial Inc
CBRE Group, Inc.	Plum Creek Timber Co
Capital One Financial	Principal Financial Group
Chicago Mercantile Exchange	ProLogis, Inc
Chubb Corp	Progressive Corp
Cincinnati Financial Corp	Prudential Financial Inc
Citigroup Inc	Public Storage
Comerica Inc (MI)	Regions Financial Corp
Discover Financial Services	SLM Corp
E*TRADE Financial Corp	Schwab, Charles Corp
Equity Residential	Simon Property Group
Federated Investors Inc B	State Street Corp
Fifth Third Bancorp (OH)	SunTrust Banks Inc (GA)
First Horizon National Corp	T Rowe Price Group Inc
Franklin Resources Inc	The Bank of New York Mellon Corp
Genworth Financial Inc	Torchmark Corp
Goldman Sachs Group Inc	Travelers Cos Inc
HCP Inc	US Bancorp
Hartford Finl Services Group	Unum Group
Health Care REIT Inc	Ventas Inc
Host Hotels & Resorts Inc	Vornado Realty Trust
Hudson City Bancorp	Wells Fargo & Co
Huntington Bancshares (OH)	Weyerhaeuser Co
IntercontinentalExchange	XL Group Plc
Invesco Ltd	Zions Bancorp (UT)
JP Morgan Chase & Co

How Did We Take into Account the Results of Last Year’s Say-on-Pay Vote?

We value the opinions of our shareholders. At the 2012 Annual Meeting of shareholders, approximately 97.6% of the votes cast on the say-on-pay proposal were in favor of our executive compensation program described in our 2012 Proxy Statement. In light of this strong shareholder support, we concluded that no revisions were necessary to our executive compensation program based solely on the results of the say-on-pay vote.

What Actions Did We Take to Address Risk in Our Executive Compensation Program?

In 2012, management updated its prior review of the Company’s incentive compensation plans to include one new program adopted in 2012 for the Company’s S&P Dow Jones Indices business unit. This program does not apply to our named executive officers. The findings and conclusions of the updated review are that the design of the new plan does not involve risks that are reasonably likely to have a material adverse effect on the Company. Management reviewed its findings with the Committee, and Frederic W. Cook & Co. concurred in these findings and conclusions.

In 2012, the Committee established performance metrics that focused on operating income and earnings per share growth, and established goals and payment schedules for each metric that were designed to provide a balance to motivate the achievement of the established goals without the need for inappropriate or excessive risk taking by providing a range of payment opportunities for achievement both below and above the target goals established for the short and long-term incentives. In addition, the Committee reviews and assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Dow Jones Indices business units to ensure that the designs of those annual incentive plans are appropriately aligned with business and regulatory considerations and do not encourage excessive risk taking.

How Do We Consider Individual Performance for Our Named Executive Officers?

The Committee and the other independent members of the full Board review and approve the Company performance objectives and personal goals for the CEO at the beginning of the year. At or after year-end, the Committee members evaluate the CEO’s performance, achievements, and contributions and make decisions concerning the CEO’s base salary, target annual incentive and long-term incentive awards for the upcoming year. The Committee Chairman reviews these decisions with the other independent members of the Board and solicits their input and approval for the CEO’s compensation. The Committee Chairman then reports these decisions to the CEO along with feedback about the assessments of his performance during the year.

For all executive officers other than the CEO, we use a global Performance Management Program that measures performance against individual qualitative and quantitative goals, behaviors and competencies. The performance evaluations are then used along with other considerations, such as compensation survey data, merit budget increase guidelines, and the consideration of an individual’s potential contributions by his or her manager, to determine base salary changes, annual incentive payments, and the amount of long-term incentive awards. For 2012, however, the Committee determined not to apply the global Performance Management Program to our corporate employees (including our named executive officers) due to the considerable amount of restructuring we underwent in connection with the implementation of the Growth & Value Plan. We concluded that it would have been difficult to assign individual goals to our corporate employees since many functions were reorganized and many employees saw their roles change considerably, including a number of the direct reports to our named executive officers (other than the CEO). We intend to revert to our usual practice of having all employees globally, including our named executive officers, participate in the Performance Management Program in 2013.

The CEO reviews and assesses the accomplishments and achievements of each of the other named executive officers and formulates a performance evaluation and compensation recommendation for each of them. We do not use specific corporate performance targets in assessing individual performance of the named executive officers (other than the CEO). As described below, the CEO makes annual recommendations to the Committee regarding the base salary and the annual and long-term incentives awarded to the other named executive officers for the Committee’s review and approval and, in connection with his recommendations, he discusses with the Committee his evaluation of each executive’s individual performance.

How Do We Determine Base Salaries?

We pay a base salary to our named executive officers to provide a fixed amount of cash compensation on which they can rely. Base salaries of named executive officers are reviewed on an annual basis against compensation market data as described above. For our named executive officers other than the CEO, increases to base salary are based on the CEO’s assessment of the executives’ individual performance evaluated under our Performance Management Program each year and the guidelines established for merit increases for corporate employees for the year. Our Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against median market data for a composite of media or general industry, as appropriate, and for the financial services industry.

As a result of the separation of McGraw-Hill Education, as noted above, we are in the process of adjusting our competitive market data and identifying an appropriate peer group of companies to reflect our business segments and the anticipated revenue and market capitalization size of the Company after the completion of the separation. As a part of this process, both management and the Committee determined that, for purposes of the 2012 and 2013 calendar years, none of the named executive officers would receive salary increases.

How Do We Determine Annual Incentive Plan Funding?

For Our Named Executive Officers Other Than the CEO. As noted above, our Key Executive Short-Term Incentive Compensation Plan uses an incentive pool design for the named executive officers and other corporate employees, except for the CEO. The amount of our target annual incentive pool is approved at the start of each year by the Committee and is based on the sum of the “at-target” anticipated payments to covered participants. “At-target” payments are generally determined as a specified percentage of either the mid-point for the applicable salary range or the participant’s base salary. Individual bonus targets, however, are not established for individual participants. The target incentive pool is adjusted each year for changes in participant headcount. The actual funding of the pool is determined following year-end by the Committee based on the achievement of approved performance goals. The pool targets for 2012 were based on operating income and the separation of McGraw-Hill Education. Each named executive officer’s annual incentive payment is recommended to the Committee by the CEO, after review of the individual’s payment history, the funding of the pool, and evaluations of the individual’s performance for the year and the individual’s contributions to Company performance.

A portion of the 2012 annual incentive for three of our named executive officers, Messrs. McGraw, Callahan and Berisford, is attributable to the effective separation of McGraw-Hill Education, including by sale or spin-off. As of the date of this Proxy Statement, the separation has not been completed and, therefore, the amount of the bonus attributable to the separation has not been paid to Messrs. McGraw, Callahan and Berisford. The portion of the annual incentive attributable to the separation is not included in the column for non-equity incentive plan compensation in the Summary Compensation Table on page 46 of this

Proxy Statement but will be disclosed by the Company on a Form 8-K report once it has been paid. For the three executives, the expected additional bonus amounts are $96,674 for Mr. McGraw, $157,500 for Mr. Callahan and $40,000 for Mr. Berisford.

For the CEO. The CEO position is not included in the corporate annual incentive pool. Instead, the Committee establishes a target annual incentive opportunity that, together with his base salary and long-term incentive grants, is set to be generally competitive with composite median market levels reflecting information from general industry and financial services companies and input from Frederic W. Cook & Co. For 2013, the Committee determined that the CEO’s target annual incentive opportunity will continue to be $1,288,980, which was the same amount used for the CEO’s 2011 and 2012 annual incentive target opportunity.

How Were the Annual Incentive Performance Targets Established for 2012?

For operating income, which represents 70% of the annual incentive performance goal, the Committee established a funding schedule with the targets set forth in the table below:

Key Executive Short-Term Incentive

Compensation Plan

2012 Operating Income Goal

& Funding Schedule

Operating Income Growth	Funding
0.0%	0%
4.0%	50%
6.0%	100%
8.0%	150%
12.0%	200%

Non-GAAP adjusted operating income for 2011 upon which the growth goals were calculated was $1,499 million. In early 2012, the Committee established the definition of non-GAAP adjusted operating income to be used for determining the achievement of the performance goals established for incentive compensation purposes. The 2012 reported operating income (including both continuing operations and discontinued operations) of $986 million was adjusted by the Committee to exclude the following:

•

$714 million in net non-recurring charges ($174 million in continuing operations and $540 million in discontinued operations). Net non-recurring charges include: $287 million of Growth & Value Plan costs, including restructuring ($226 million for continuing operations and $61 million for discontinued operations), intangible assets impairments of $497 million (all discontinued operations) and a $70 million benefit from modifications to vacation policy ($52 million for continuing operations and $17 million for discontinued operations); and

•	$36 million total benefit from unbudgeted acquisitions and unbudgeted restructuring savings ($30 million for continuing operations and $6 million for discontinued operations).

Non-GAAP adjusted operating income of $1,664 million resulted in growth of 11.0% and funded the 2012 target incentive pool at 187.5% of the payout level. The resulting blended 2012 pool funded at 168.75% of the target level.

How Were Actual 2012 Annual Incentives Determined?

Individual annual incentive payments for our named executive officers, other than the CEO, are recommended to the Committee by the CEO based primarily on his consideration of their individual performance for the year and the funding of the corporate annual incentive pool. As noted above, the corporate annual incentive pool funded at 168.75% of target for 2012.

The amounts for the other named executive officers are reflected in the Summary Compensation Table on page 46 of this Proxy Statement. Mr. McGraw determined that each of the named executive officers performed at a high level of achievement during 2012. The Company does not set specific personal objectives at the beginning of the year for the named executive officers; instead, performance is assessed by Mr. McGraw based on each individual’s contribution to the organization’s key priorities for the coming year. In 2012, these included the development of McGraw Hill Financial’s global growth strategy and the implementation of the Growth & Value Plan, which included the separation of McGraw-Hill Education. As noted above, as of the date of this Proxy Statement, for three of our named executive officers, a portion of the annual incentive attributable to the separation of McGraw-Hill Education has not been paid and is not included in the column for non-equity incentive plan compensation in the Summary Compensation Table on page 46 of this Proxy Statement.

The Committee determined Mr. McGraw’s 2012 annual incentive payment would be $2,175,154, or 168.75% of his target award. This decision was based on the 2012 incentive achievement level and the Committee’s review and assessment of Mr. McGraw’s demonstrated 2012 performance and leadership, which included, among other things, the financial performance of the Company, the implementation of the Growth & Value Plan, the separation of McGraw-Hill Education, and the development of a management succession plan for McGraw Hill Financial. As noted above, a portion of Mr. McGraw’s bonus is attributable to the separation of McGraw-Hill Education, including by sale or spin-off, in 2013. As of the date of this Proxy Statement, the separation has not been completed. Accordingly, the portion of the annual incentive attributable to the separation, $96,674, has not been paid and is not included in the column for non-equity incentive plan compensation in the Summary Compensation Table on page 46 of this Proxy Statement.

How was the Long-Term Performance Share Unit Incentive Goal established for 2012?

For the earnings per share growth goal under the 2012 performance share unit award, the Committee established a funding schedule set forth in the following table:

2012 PSU Award Goal & Payment Schedule

EPS Growth	Payment
0%	0%
13.4%	100%
16.8%	150%

Non-GAAP adjusted earnings per share for 2011 upon which the 2012 growth goal was calculated was $2.91.

What Was the 2012 Earnings Per Share Achievement for Purposes of the 2012 Long-Term Incentive Award?

The reported 2012 diluted earnings per share of $1.53 (including continuing operations and discontinued operations) was adjusted by the Committee to exclude:

•

$1.91 earnings per share charge from net non-recurring charges. $1.91 earnings per share charge represents the after-tax impact of $714 million in non-recurring net charges, comprised of: $287 million of Growth & Value Plan costs, intangible assets impairments of $497 million and a $70 million benefit from modifications to vacation policy;

•	$0.03 earnings per share benefit from unbudgeted restructuring savings; and

•	$0.03 earnings per share charge from unbudgeted acquisitions.

The resulting 2012 non-GAAP adjusted earnings per share of $3.44 resulted in a funding at 150% for the 2012 long-term incentive award. The last two years of the grant, 2013 and 2014, provide for time-based vesting with earned share units paid out in the first quarter of 2015.

How Are the Annual Incentive Performance Goals Established for 2013?

For the 2013 performance year, the Committee determined that the performance metrics used under the corporate annual incentive plan will be revenue (weighted 25%) and net income (weighted 75%). These performance metrics are intended to strengthen the emphasis on behaviors driving overall growth of the Company.

For the net income performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth, 100% funding for mid-teens growth and 200% funding for approximately 20% growth.

For the revenue performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth, 100% funding for high single digits growth and 200% funding for mid-teens growth.

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Under the Company’s compensation practice prior to 2012, long-term equity incentives for our named executive officers typically consisted of annual awards of performance share units and stock options. The target award amounts are determined to be competitive with median long-term grant values as reflected in the Tower Watson survey results.

However, for purposes of the 2012 long-term incentive grants, management and the Committee determined that, in light of the focus on the separation of the Company into two operating companies in anticipation of the separation of McGraw-Hill Education, no stock options would be granted. As a result, the total value of the 2012 long-term incentive awards was granted in the form of performance share units.

For 2013, we will return to our prior practice of granting a blend of performance share units and stock options. For our named executive officers, performance share units will represent 70% of the total long-term grant value and stock options will represent 30% of the grant value. This mix balances incentives based on stock appreciation and performance factors not directly related to stock price.

How Will the 2013 Performance Share Unit Award Be Designed?

For purposes of the design of the performance share unit award to be granted in 2013 and covering the years 2013, 2014 and 2015, the Committee decided to return to a three-year performance goal using an earnings per share performance metric. The earned share units will then be paid in the form of actual shares to participants in early 2016.

For the three-year earnings per share goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth, 100% funding for mid-teens growth and 200% funding for approximately 20% growth.

How Will the Number of Performance Share Units and Stock Options to be Granted as Stock-Based Incentive Awards be Determined in April 2013?

The 2013 long-term incentive target award opportunity will be expressed as a dollar value, with 70% of the dollar value allocated to performance share units and 30% of the dollar value allocated to options. The target number of performance share units will then be determined by dividing the portion of the dollar value allocated to performance share units by the closing stock price on April 1, 2013. The number of stock options granted will be determined by dividing the portion of the dollar value allocated to stock options by the fair value of each option on the date of grant as determined using a binomial lattice model. We believe this blend of performance share units and stock options provides a balanced approach to promote long-term financial performance, reward for stock price appreciation and provide an appropriate executive retention vehicle.

The resulting target share units then will be subject to the achievement of the 2013 to 2015 non-GAAP adjusted earnings per share performance goals established by the Committee for the Award. The resulting options will then be subject to a three-year vesting schedule.

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

We consider the impact of FASB ASC Topic 718 on the type and mix of our equity awards. Under this accounting standard, performance share unit awards are recorded using fixed award date accounting, and the expense associated with the awards varies with the number of performance share units earned, but not with changes in stock price. Stock options are also recorded using fixed award date accounting, and the expense associated with stock options does not vary with changes in stock price.

How Does Our Senior Executive Pay Recovery Policy Work?

In the event of a material recalculation or re-determination of the performance results used to determine the annual and long-term incentive payments to our senior executives, our Senior Executive Pay Recovery Policy provides for the recovery of all or a portion of any overpayment. The Policy applies to any payments made within two years following the expiration of the relevant performance period. We will review the design of our Senior Executive Pay Recovery Policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those requirements once final regulations have been issued.

Did We Adjust Outstanding Awards to Take into Account the Special Dividend?

On December 6, 2012, as part of our Growth & Value Plan, our Board of Directors approved a special dividend of $2.50 per share that was paid to our shareholders on December 27, 2012. On December 19, 2012, the Committee approved an adjustment to outstanding equity awards to comply with the award terms and to preserve the value of these awards to participants in light of the dividend.

How Does IRC Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based.” Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2012, approximately $638,000 of the compensation paid to the CEO was not deductible by the Company. It was composed primarily of the portion of the CEO’s base salary above $1 million, the value of dividend equivalents and imputed income on Company-provided perquisites.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake to strengthen the alignment of our executives’ interests with those of our shareholders.

The Company has formal stock ownership guidelines for senior executives that range from five times base salary for the CEO to three times base salary for the other named executive officers. These guidelines are aligned with competitive information on executive stock ownership guidelines. Further, the ownership guidelines will be reduced by one-half for executives covered by these guidelines beginning at age 62. This reduction is intended to permit individuals to begin an orderly process of stock sales to provide for diversification as the executives covered by these guidelines get closer to the Company’s normal retirement age of 65.

Until the guidelines for ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the payment of performance share unit awards, and the vesting of any restricted stock awards. Upon attainment of the guidelines for ownership levels, senior executives must continue to retain 50% of any future net profit shares acquired from stock option exercises for six months. Further, the CEO and his direct reports who are under the purview of the Committee are subject to this six-month holding period following voluntary termination of em- ployment, including retirement. Once the required number of shares is attained, future salary increases and changes in stock price will no longer have an impact, unless the executive is promoted to a higher guideline ownership level.

As of February 1, 2013, for purposes of our Executive Stock Ownership Guidelines, our named executive officers directly owned shares of our common stock valued at the following multiples of the named executive officer’s base salary, with the result that Messrs. McGraw and Vittor met the minimum ownership requirements of the Executive Stock Ownership Guidelines:

Stock Ownership for Named Executive Officers

Name	Direct Ownership	Value at $58.34 on 2/1/2013	Multiple of Base Salary
H. McGraw III(1)	714,246	$41,669,111	29
J.F. Callahan	13,279	774,697	1
C.L. Teschner	28,733	1,676,283	2
K.M. Vittor	129,523	7,556,372	12
J.L. Berisford	6,771	395,020	.7

(1)	The table above does not include shares pledged by Mr. McGraw in respect of one or more outstanding personal lines of credit. Under our revised stock ownership guidelines, Mr. McGraw does not receive credit for pledged shares for purposes of demonstrating compliance with our share ownership guidelines. See Company Stock Ownership of Management Table on pages 66 and 67.

Do We Prohibit the Hedging and Pledging of Company Common Stock by Our Officers and Directors?

Yes. Under the Company’s revised Insider Trading Policy, no shares of Company stock owned by Directors and officers may be newly pledged after 2012 as security for a loan. In addition, the revised policy continues to provide that Directors and officers are prohibited without exception from engaging in hedging transactions related to Company stock, such as puts, calls, swaps, collars and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

No exceptions to the anti-pledging restriction are permitted after 2012. However, prior to 2013, an exception to the prohibition on the pledging of shares of Company stock was permitted for the

CEO based, in part, on the CEO’s decision to continue to maintain a significant portion of his net worth in Company stock and the significant alignment of his interests with those of our shareholders resulting from this decision. In order to allow the CEO to reduce over time and in an orderly manner the number of shares subject to pledge, the Company’s revised policy provides that pledges in existence on January 1, 2013 must be unwound, and the shares released from pledge, by no later than December 31, 2015. As a result of the implementation of these guidelines, the number of shares owned and pledged by the CEO and reported in footnote (e) to the Company Stock Ownership of Management Table on pages 66 and 67 of this Proxy Statement declined by approximately 14% from the number reported in the corresponding footnote in the Company’s 2012 Proxy Statement.

What Retirement and Other Benefits Do We Provide to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, our named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits. These post-termination benefits are described beginning on page 52 of this Proxy Statement. We have previously frozen our legacy supplemental retirement program covering our CEO. In addition, effective as of April 1, 2012, we froze our Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries, a defined benefit pension plan covering most of our U.S. employees. Our remaining defined contribution plans are provided to executives to allow them to accumulate assets for retirement through a combination of individual savings and Company contributions and to allow participants in these plans the opportunity to direct the investment of these retirement assets.

As discussed below, annual incentives under our Key Executive Short-Term Incentive Compensation Plan and stock options awarded under our 2002 Stock Incentive Plan have a “single trigger” that accelerates vesting or payment on the occurrence of a defined change-in-control, without requiring the executive’s employment to be terminated.

In the case of the short-term incentive awards, the payment will be based on the average of payments of the three prior years. In the case of performance share unit awards, the earnings per share goals will be deemed to be fully achieved at target upon a change-in-control that occurs during a performance period under the award. The outstanding long-term incentive awards would then be paid prorata, with the balance of the award remaining subject to the original schedule for vesting and payment. In the case of annual incentive payments and performance share unit awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on performance goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control on unvested equity awards.

As indicated above, none of our named executive officers is a party to an employment agreement, although each of Messrs. Berisford and Callahan are parties to offer letters signed in connection with their initial employment with us. Our severance arrangements with the named executive officers are governed by our Senior Executive Severance Plan, which was originally adopted by our Board of Directors in the late 1980s and is part of a human resources program that has been in place for many years. Our Senior Executive Severance Plan is designed to promote employee loyalty, to provide employees with security and reasonable compensation upon an involuntary termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The Committee does not take into account the benefits offered under our Senior Executive Severance Plan in setting compensation for our named executive officers.

Generally, upon the delivery by a participant of a general release the Senior Executive Severance Plan provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination). In general, the severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The maximum benefit is payable under the Senior Executive Severance Plan for all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, following a change-in-control, severance amounts are increased to include the executive’s annual target bonus. The Committee, with the advice of Frederic W. Cook & Co., determined it was necessary to increase the minimum and maximum level of severance benefits payable under the Senior Executive Severance Plan for 2012 in order to foster retention during the implementation of the Growth & Value Plan. The increase in severance was extended through June 30, 2013 for all participants other than our named executive officers. The increase in severance was not extended beyond 2012 for any named executive officer.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives who receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. Instead, as discussed on page 59 of this Proxy Statement, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive Severance Plan if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide financial security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher-paid employees required to make larger contributions for their healthcare coverage. For 2013, we provide no supplemental executive healthcare benefits other than a Company-paid annual physical examination for the named executive officers and 26 other senior executives. Additionally, 130 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a death benefit equal to two times base salary and a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to our named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement; and

•	Annual reimbursement for a health club membership.

Additionally, pursuant to a third-party security study undertaken for the Company, the CEO is required by the Company to use Company-provided aircraft for all air travel. When using Company-provided aircraft for personal travel, the CEO and any passengers traveling with him are required to reimburse the Company for the equivalent of first class commercial airfare. Furthermore, as described on pages 29 and 49 of this Proxy Statement, the Company’s policy limits the cost of personal travel to the Company by requiring reimbursement of the incremental cost to the Company in excess of $200,000 in any year. The CEO is also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on page 46 of this Proxy Statement.

In 2012, the Company adopted a policy which provides for reimbursement of the filing fees for certain filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. These filings are required when a person covered by the Hart-Scott-Rodino Act exceeds certain stock ownership thresholds in the Company specified by the Act. Pursuant to this policy, the Company provided a reimbursement to the CEO for Hart-Scott-Rodino filing fees. This amount is reported for 2012 in the All Other Compensation column of the Summary Compensation Table on page 46 of this Proxy Statement.

We do not provide tax gross-ups in respect of any income recognized by the named executive officers as a result of receiving the reimbursements or perquisites described above.

2012 Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2012, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4) (5)	Change in Pension Value ($) (6)	All Other Compensation ($)	Total ($)
H. McGraw III	2012	$1,432,200		$4,710,000	$–	$2,078,480	$1,781,669	$840,782	$10,843,131
Chairman, President	2011	$1,432,200		$2,355,000	$2,355,000	$1,082,000	$844,207	$674,200	$8,742,607
and Chief Executive Officer	2010	$1,390,500		$1,430,906	$3,256,040	$1,626,885	$1,162,242	$617,228	$9,483,801

J. F. Callahan, Jr.	2012	$750,000		$1,000,000	$–	$742,500	$47,555	$139,042	$2,679,097
Executive Vice President and	2011	$750,000	$183,000	$1,900,000	$500,000	$377,550	$–	$612,347	$4,322,897
Chief Financial Officer	2010	$53,852	$200,000	$–	$–	$–	$–	$–	$253,852

C. L. Teschner, Jr.	2012	$676,000		$840,000	$–	$548,191	$48,305	$113,551	$2,226,047
Executive Vice President,	2011	$676,000		$420,000	$420,000	$353,794	$66,570	$95,166	$2,031,530
Global Strategy	2010	$656,250		$386,652	$433,355	$518,000	$52,167	$130,889	$2,177,313

K. M. Vittor	2012	$610,000		$863,000	$–	$578,738	$146,155	$110,183	$2,308,076
Executive Vice President and	2011	$610,000		$431,500	$431,500	$281,485	$175,351	$82,026	$2,011,862
General Counsel	2010	$585,800		$397,260	$445,215	$414,000	$279,285	$92,316	$2,213,876

J. L. Berisford	2012	$550,000		$850,000	$–	$645,000	$28,864	$108,486	$2,182,350
Executive Vice President, Human Resources	2011	$550,000	$150,000	$1,375,000	$425,000	$335,600	$–	$39,854	$2,875,454

(1)	These amounts reflect the payment to Messrs. Callahan and Berisford, respectively, of signing bonuses that were agreed to in connection with their hiring by the Company.
(2)

The amounts reported in this column include Long-Term Incentive Restricted Performance Share (“RPS”) and performance share unit (“PSUs”) awards granted under the Company’s 2002 Stock Incentive Plan. Additionally, the 2011 stock awards above for Messrs. Callahan and Berisford include Restricted Stock Awards and a one-time award of cash-based Restricted Share Units (“RSUs”) granted to replace the cash bridge payments originally contemplated by their offer letters with the Company. These dollar amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2012 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 28, 2013. The probable outcome under the 2010 awards was estimated at 100% of target when granted and was paid out at 171.2% of target subject to vesting requirements. The probable outcome under the 2011 awards was estimated at 100% of target when granted and the awards are currently estimated to pay out at 200% of target subject to vesting requirements. The probable outcome under the 2012 awards was estimated at 100% of target when granted and the awards are currently estimated to pay out at 150% of target subject to vesting requirements. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 40 and 41 of this Proxy Statement.

(3)	The amounts reported in this column include stock options granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the stock option awards value were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 8 to the 2012 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 28, 2013. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. This Plan is further described on pages 41, 42, 48, 50 and 51 of this Proxy Statement.
(4)	The amounts reported in this column include payments of incentive awards made for the applicable year under the Key Executive Short-Term Incentive Compensation Plan. As noted in the Compensation Discussion & Analysis section of this Proxy Statement, which begins on page 31, for three of the named executive officers a portion of the 2012 annual incentive is attributable to the effective separation of McGraw-Hill Education, including by sale or spin-off. As of the date of this Proxy Statement, the separation has not been completed, and the amount of the expected bonus amounts attributable to the separation, which have not yet been paid, are $96,674 for Mr. McGraw, $157,500 for Mr. Callahan and $40,000 for Mr. Berisford. These amounts are not included in the non-equity incentive compensation column of the Summary Compensation Table. The Company will disclose the amount of 2012 annual incentive attributable to the separation of McGraw-Hill Education in a filing on Form 8-K as soon as the separation has been completed.
(5)	Pursuant to the Company’s Senior Executive Pay Recovery Policy, the 2010 Non-Equity Incentive Plan Compensation amount for Mr. McGraw was reduced by $108,115 following a recalculation of the performance criteria used to determine the 2010 Non-Equity Incentive Compensation granted to Mr. McGraw.
(6)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on pages 54 and 63 of this Proxy Statement; the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP), which is described on page 53 of this Proxy Statement; and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 53 and 54 of this Proxy Statement.

2012 Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2012 under any equity-based and non-equity incentive Plan of the Company:

	Grant Date	Date Approved by Compensation and Leadership Development Committee	Target Payout Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards(a)		Grant Date Fair Value of Performance Share Units Awards(b)
Name					Target (#)	Maximum (#)
H. McGraw lll	8/1/2012	7/26/2012	$1,288,980	(c)	105,712	158,568	$4,710,000

J. F. Callahan, Jr.	8/1/2012	7/26/2012		(d)	22,443	33,665	$1,000,000

C. L. Teschner, Jr.	8/1/2012	7/26/2012		(d)	18,853	28,280	$840,000

K. M.Vittor	8/1/2012	7/26/2012		(d)	19,369	29,054	$863,000

J. L. Berisford	8/1/2012	7/26/2012		(d)	19,077	28,616	$850,000

(a)	Reflects performance share units issued under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 40 and 41 of this Proxy Statement. Awards have been adjusted to reflect the impact of the special dividend paid on December 27, 2012.

(b)	Grant date fair value of performance share unit award is computed in accordance with FASB ASC Topic 718. The fair value disclosed in this column for performance share units represents the total fair value of those awards at the target payout.

(c)	Represents annual incentive award under our Key Executive Short-Term Incentive Compensation Plan for Mr. McGraw which can be earned up to a maximum of 200% as determined by the Compensation and Leadership Development Committee.

(d)	The awards under the Key Executive Short-Term Incentive Compensation Plan are pool based for the other named executive officers, and they do not have individual targets or maximum amounts.

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on page 46 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 47 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards column of the Summary Compensation Table represent the amount of the grant date fair value of the performance-based Long-Term Incentive Performance Awards granted under the 2002 Stock Incentive Plan. Under this Plan, the 2010 award covering the 2010-2012 cycle was performance based on a one-year EPS goal with a two-year vesting period, with a payment ranging up to a maximum of 200% for the 2010 award. The 2011 award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation and Leadership Development Committee at the beginning of the award cycle. The 2012 award was performance based on a one-year EPS goal with a two-year vesting period with a payment ranging up to 150%. All awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. The maximum values for the 2010, 2011 and 2012 awards are as follows:

Name	2012	2011	2010
H. McGraw lll	$7,065,000	$4,710,000	$2,861,813
J. F. Callahan Jr.	$1,500,000	$1,000,000	$—
C. L. Teschner, Jr.	$1,260,000	$840,000	$773,303
K. M. Vittor	$1,294,500	$863,000	$794,521
J. L. Berisford	$1,295,000	$850,000	$—

In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. Under the 2010 and 2012 awards, the dividends are accrued during the second and third year of the cycle based on the units earned and paid in cash at the time the award is paid. Under the 2011 award, dividends are not accrued.

Option Awards Column. The amounts shown in the Option Awards column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan. Under this Plan, these grants were for non-qualified stock options, one-half of which vest on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 58 through 63 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term. Stock options were not granted in 2012.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual performance goals established by the Compensation and Leadership Development Committee and for individual performance and contribution. The corporate performance goal is based on operating income and the McGraw-Hill Education separation goals. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2012 operating income and the Committee’s determination of the McGraw-Hill Education separation goal, the corporate pool funded at 168.75%.

All Other Compensation Column. The amounts shown in the All Other Compensation column of the Summary Compensation Table for 2012 include the items described below.

•

The Company made contributions under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401(k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw lll	$20,998	$309,776
J. F. Callahan, Jr.	$20,998	$118,044
C. L. Teschner, Jr.	$20,998	$92,553
K. M. Vittor	$20,998	$89,185
J. L. Berisford	$20,998	$87,488

•

Pursuant to a third-party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. The Company’s policy limits the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies as noted below), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. Mr. McGraw made payments to the Company of $95,515 for use of the Company provided aircraft for personal travel during 2012. Additionally, Mr. McGraw serves on the Boards of Directors of Phillips 66 and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when traveling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $147,778 for travel to these Board meetings and $175,097 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2012 and the denominator of which was the total number of miles flown by the aircraft in 2012. This amount was then reduced by the amount of Mr. McGraw’s reimbursement for travel in 2012. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•	The Company paid $125,000 to cover certain Hart-Scott-Rodino (HSR) filing fees for Mr. McGraw. This payment was not grossed up.

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2012 and the denominator of which was the total number of miles that Company owned cars were driven in 2012. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for by the Company and expenses associated with security coverage on personal trips.

•

The amount reported for Mr. McGraw reflects the incremental cost to the Company for sleeping quarters located in the Company’s headquarters when Mr. McGraw is required to stay in New York for business purposes.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2012 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (a)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($) (a)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($) (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (a)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
H. McGraw III	213,730				$36.48	3/31/2014
	350,560				$41.29	3/31/2015
	312,644	(e)			$45.65	3/31/2013
	174,970	(e)			$53.87	3/31/2014
	205,409				$55.18	4/2/2016
	200,812				$59.51	4/1/2017
	339,100				$36.91	3/31/2018
	339,100				$21.95	3/31/2019
	339,100				$33.98	3/31/2020
	111,085		121,682	(f)	$37.41	3/31/2021
							158,568	$8,668,913	62,958	$3,441,914
J. F. Callahan, Jr.	23,585		25,835	(f)	$37.41	3/31/2021
							59,621	$3,259,480	13,366	$730,719
C. L. Teschner, Jr.	42,982				$21.95	3/31/2019
	45,131				$33.98	3/31/2020
	19,811		21,702	(f)	$37.41	3/31/2021
							28,280	$1,546,068	11,228	$613,835
K. M. Vittor	36,669				$36.48	3/31/2014
	60,137				$41.29	3/31/2015
	34,481	(e)			$41.37	3/31/2014
	27,654				$55.18	4/2/2016
	27,274				$59.51	4/1/2017
	46,367				$36.91	3/31/2018
	46,367				$33.98	3/31/2020
	20,354		22,295	(f)	$37.41	3/31/2021
							29,054	$1,588,382	11,535	$630,618
J. L. Berisford	20,047		21,959	(f)	$37.41	3/31/2021
							43,742	$2,391,375	11,362	$621,161

(a)	Outstanding equity awards and option exercise price have been adjusted to reflect the impact of the special dividend paid on December 27, 2012.

(b)	Represents performance share unit awards under the 2012 award which performance cycle ended on December 31, 2012 with achievement of 150%. With respect to Messrs. Callahan and Berisford, this amount includes time-based restricted stock and restricted unit awards.

(c)	Value based on closing price on December 31, 2012 of $54.67.

(d)	Represents performance share units under the 2011 award which pays out in March 2014, subject to attainment of performance objectives and vesting periods for the period ending December 31, 2013.

(e)	Reflects Restoration Stock Options, which were granted under a feature that was eliminated under the 2002 Stock Incentive Plan in March 2006.

(f)	Options will vest on April 1, 2013.

Option Exercises and Stock Vested in 2012

The following table contains information concerning each exercise of stock options and each vesting of Restricted Performance Shares during 2012 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
H. McGraw III	0	$0	46,922	$2,110,104
J. F. Callahan, Jr.	0	$0	0	$448,994	(a)
C. L. Teschner, Jr.	0	$0	29,474	$1,386,369
K. M. Vittor	158,508	$2,004,082	13,027	$585,825
J. L. Berisford	0	$0	0	$405,802	(a)

(a)	Represents payment of first installment under cash-based Restricted Share Units award.

PENSION BENEFITS

2012 Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)(b)
H. McGraw lll	SERP	31	$8,709,422
	ERP	31	834,012
	ERPS	31	4,727,864

	Total		$14,271,298

J. F. Callahan, Jr.	ERP	0	$21,039
	ERPS	0	26,516

	Total		$47,555

C. L. Teschner, Jr.	ERP	2	$55,956
	ERPS	2	111,086

	Total		$167,042

K. M. Vittor	ERP	29	$710,097
	ERPS	29	1,256,455

	Total		$1,966,552

J. L. Berisford	ERP	0	$16,888
	ERPS	0	11,976

	Total		$28,864

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2012, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 4.10%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

(b)	As discussed further on page 53 of this Proxy Statement, on April 1, 2012 the Company “froze” the U.S. ERP and U.S. ERPS. Final benefits for each named executive officer are calculated based on that date, and no additional adjustments are made based on additional service or pay after that date.

The named executive officers are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). In addition, Mr. Harold McGraw III participates in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “SERP”). Information regarding each of these Plans follows.

On April 1, 2012 the Company “froze” the ERP and ERPS. Final benefits for each named executive officer are calculated based on that date, and no additional adjustments are made based on additional service or pay after that date.

Employee Retirement Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2012, this compensation limit was $250,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Messrs. McGraw and Vittor are eligible for an unreduced benefit under the terms of the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers accumulated benefits under the ERP, based on pay and service earned through December 31, 2012, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Berisford, Callahan and Teschner and age 62 in the case of Messrs. McGraw and Vittor). The values assume a discount rate of 4.10% and a mortality assumption based on the 2013 IRS prescribed mortality table.

The McGraw-Hill Companies, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified pension Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($250,000 in 2012). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan was subsequently closed to new entrants and “frozen” as of January 1, 2010. Currently, the only named executive officer entitled to benefits under this Plan is Mr. Harold McGraw III. The normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Mr. McGraw is currently eligible for the early retirement benefit.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimate shown in the Pension Benefits Table for accumulated benefits under the SERP are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

The following breakdown shows the retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2012:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$8,533,785
	ERP	834,012
	ERPS	4,727,864

	Total	$14,095,661

J. F. Callahan, Jr.(a)	ERP	$0
	ERPS	0

	Total	$0

C. L. Teschner, Jr.(a)	ERP	$0
	ERPS	0

	Total	$0

K. M. Vittor	ERP	$710,097
	ERPS	1,256,455

	Total	$1,966,552

J. L. Berisford(a)	ERP	$0
	ERPS	0

	Total	$0

(a)	Messrs. Callahan, Teschner and Berisford were not fully vested in their benefits in either the ERP or ERPS as of December 31, 2012.

2012 Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2012 and account balances in our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits the executives to defer amounts previously earned on a pre-tax basis. The SIPS & ERAPS Plan is the Company’s 401(k) Savings and Profit Sharing Plan Supplement.

Name	Plan	Company Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
H. McGraw III	SIPS & ERAPS	$309,776	$136,937			$5,563,015
	ST Incentive Deferred Comp	0	$38,045			$1,166,962

	Total:	$309,776	$174,982			$6,729,977

J. F. Callahan, Jr.	SIPS & ERAPS	$136,922	$2,059			$179,047
	ST Incentive Deferred Comp	0	0			0

	Total:	$136,922	$2,059			$179,047

C. L. Teschner, Jr.	SIPS & ERAPS	$92,553	$(46,640	)(d)		$267,633
	ST Incentive Deferred Comp	0	$16,103			$493,946

	Total:	$92,553	$(30,537)			$761,579

K. M. Vittor	SIPS & ERAPS	$89,185	$36,816			$1,399,692
	ST Incentive Deferred Comp	0	0			0

	Total:	$89,185	$36,816			$1,399,692

J. L. Berisford	SIPS & ERAPS	$104,268	$1,544			$134,852
	ST Incentive Deferred Comp	0	0			0

	Total:	$104,268	$1,544			$134,852

(a)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2012 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on page 46 of this Proxy Statement.

(b)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and Key Executive Short-Term Incentive Deferred Compensation Plan.

(c)	This column includes the following amounts that were previously disclosed in the Summary Compensation Table since 2006: $1,577,172 for Mr. McGraw; $39,718 for Mr. Callahan; $215,473 for Mr. Teschner; $429,285 for Mr. Vittor; and $28,829 for Mr. Berisford.

(d)	Company contributions for Mr. Teschner disclosed in the Company’s 2011 Proxy Statement were overstated due to an error in data received by the Company from one of its vendors and have been adjusted in the above table to reflect the correct balance.

The amounts shown as Company contributions represent employer savings and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. In 2012, participants received a contribution of 4.5% of eligible compensation above the IRS compensation limit ($250,000 in 2012) for the savings plan component and 5% of eligible compensation above the IRS compensation limit for the profit sharing component. In 2013, the employer contribution for the savings plan component will increase to 6% of eligible compensation above the IRS compensation limit. In 2014 and later years, participants will be required to make employee contributions under the 401(k) Savings and Profit Sharing Supplement to receive the employer contributions to the savings plan component and the amount of the employer contribution will be based on the amount of the employee contribution, up to 6% of eligible compensation above the IRS compensation limit. In 2012 and 2013, participants are required to make the maximum pre-tax contribution under the qualified 401(k) Savings and Profit Sharing Plan in order to receive the savings plan component supplement. These amounts are also included as All Other Compensation in the Summary Compensation Table on page 46 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are currently credited with interest at the rate earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund. The annual rate of interest credited under these Plans was 2.95% for the 2012 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the fiscal year was 3.37%. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;

•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28,1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5 years, up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then the total severance payments during the 12-months severance period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period will be equal to 100% of the total, increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the Plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Plan to each named executive officer if the executive’s employment had terminated December 31, 2012:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III	$4,066,951	$5,986,596
J. F. Callahan, Jr.	$1,588,199	$2,640,000
C. L. Teschner, Jr.	$1,432,447	$2,414,907
K. M. Vittor	$1,741,181	$2,080,100
J. L. Berisford	$1,168,199	$2,090,000

(a)	The estimated payment on termination reflects the amount payable under the Plan including the estimated present value of continued benefit coverage during the severance period. The reported amount gives effect to the Enhanced Severance entitlement in effect in 2012 and described on page 60 of this Proxy Statement.

(b)	The estimated payment on termination following a change-in-control payable in a lump sum amount includes the severance benefit payable under the Plan plus 10% of the severance amount in lieu of continued benefit coverage.

In December 2011, the Committee amended the Senior Executive Severance Plan for 2012 to provide that if the named executive officer is given written notice in 2012 that his employment is terminated by the Company without cause or if the named executive officer provides notice to the Company in 2012 that he is terminating his employment for good reason, the executive would be eligible to receive the following enhancements (the “Enhanced Severance”):

•	the lump sum payment at the end of the severance period would be increased to a minimum of the equivalent of 12 months of base pay and a maximum of the equivalent of 20 months of base pay; and

•

a minimum of 60 days’ advance notice of termination, which would be offset by any required statutory notice of termination. In addition, the amount of severance payable would be offset by the amount of required notice in excess of 60 days.

For the purposes of the amendment, the definition of good reason was limited to: (i) a reduction in base salary by 10% or more; or (ii) the executive being required to transfer to a principal business location that increases the distance to the executive’s residence by more than 50 miles. As amended, the Plan currently provides that the Enhanced Severance will not be paid to executives who receive notice or provide notice of a termination of employment after the end of 2012.

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. To receive a payment under these circumstances, other than for a termination due to the executive’s death, the executive must execute a general release of claims against the Company. The amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2012, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw lll	$644,490	$1,359,333
J. F. Callahan, Jr.	$125,000	$377,550
C. L. Teschner, Jr.	$125,000	$655,897
K. M. Vittor	$125,000	$348,495
J. L. Berisford	$125,000	$335,600

(a)	This assumes a payment of 50% of the target award for Mr. McGraw and the midpoint of the payment range for the target level of achievement for the other named executive officers.

(b)	Reflects the average of the actual payments paid over the last three years.

Stock Incentive Plans. Each of the named executive officers has been granted Performance Share Units and stock options under the Company’s Stock Incentive Plans. These awards are described on pages 41, 47 and 48 of this Proxy Statement.

Long-Term Performance Awards. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation and Leadership Development Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the performance period, prorated for the number of years during the award cycle (including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of full months during the award cycle that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the award cycle (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control during the performance period, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the award cycle elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the normal maturity date under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

Growth & Value Plan Amendment. In connection with the Growth & Value Plan, the equity awards and stock options were amended to provide that in the event an employee is eligible to receive the Enhanced Severance (as described on page 60 of this Proxy Statement), the stock options of the executive that are outstanding as of January 1, 2012 would vest in full and the equity awards of the executive that are outstanding as of January 1, 2012 would continue to vest as if the executive’s employment had not terminated.

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Long-Term Awards under the Company’s Stock Incentive Plan if the executive’s employment had terminated on December 31, 2012 due to (i) death, disability or retirement, (ii) under the Growth & Value Plan, or (iii) if a change-in-control had occurred on that date:

	Termination of Employment due to death, disability or retirement			Termination of Employment Under the Growth & Value Plan			Change-in-Control
Name	Stock Options (a)	Long-Term Awards (b)	Total	Stock Options (a)	Long-Term Awards (c)	Total	Stock Options (a)	Long-Term Awards (d)	Total
H. McGraw III	$2,100,231	$8,946,206	$11,046,437	$2,100,231	$10,093,510	$12,193,741	$2,100,231	$15,872,785	$17,973,016
J. F. Callahan, Jr.	$445,912	$1,100,626	$1,546,538	$445,912	$1,344,199	$1,790,111	$445,912	$3,990,172	$4,436,084
C. L. Teschner, Jr.	$374,577	$1,941,106	$2,315,683	$374,577	$2,145,717	$2,520,294	$374,577	$3,176,411	$3,550,988
K. M. Vittor	$384,812	$1,994,291	$2,379,103	$384,812	$2,204,497	$2,589,309	$384,812	$3,263,400	$3,648,212
J. L. Berisford	$379,012	$935,577	$1,314,589	$379,012	$1,142,630	$1,521,642	$379,012	$3,012,508	$3,391,520

(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation and Leadership Development Committee.

(b)	Reflects prorata participation and actual achievement in the 2010 and 2012 award cycles and target achievement in the 2011 award cycle through December 31, 2012 upon death, disability or retirement (except in the case of Messrs. Callahan, Berisford and Teschner).

(c)	Reflects full participation and actual achievement of the performance goals for the 2010 award, full participation and target achievement of the 2011 award and prorata participation and actual achievement for 2012 awards.

(d)	Reflects target achievement of the performance goals for the 2011 award and actual achievement for the 2010 and 2012 awards. With respect to Messrs. Callahan and Berisford, this amount includes time-based Restricted Stock Awards and Restricted Share Units.

Retirement and Other Benefits

As described on pages 52 through 57 of this Proxy Statement, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan and the Employee Retirement Plan Supplement and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. Mr. McGraw also is eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 54 of this Proxy Statement. In addition, the named executive officers participate in The McGraw-Hill Companies, Inc. 401(k) Savings and Profit Sharing Plan, described on page 49 of this Proxy Statement, and are eligible to participate in the Key Executive Short-Term Incentive Deferred Compensation Plan, described on page 57 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, the named executive officers are entitled to receive retirement benefits (described on pages 52 through 55 of this Proxy Statement) under the Company’s Employee Retirement Plan (the “ERP”) and Employee Retirement Plan Supplement (the “ERPS”), and in the case of Mr. McGraw, under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”), and have accrued the benefits shown on page 52 of this Proxy Statement through the end of the 2012 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement as described on pages 53 and 54 of this Proxy Statement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan, if an executive dies before retirement, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability;

or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan. Under our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”), if an executive dies prior to retirement, the executive’s beneficiary will receive a lump sum payment equal to 400% of the executive’s base salary in effect at the time of death. The Plan also provides for a post-retirement death benefit equal to one times the executive’s most recent base salary. If an executive is disabled before retirement, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability; or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive reaches age 65.

Currently, the only named executive officer entitled to benefits under this Plan is Mr. Harold McGraw III. The normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation in effect on that date.

Under the SERP, in the event of a change-in-control, an executive will receive a retirement benefit in a lump sum if any of the following occurs:

•	the executive is involuntarily terminated without cause at any time after the change-in-control;

•	the executive resigns for good reason within two years after the change-in-control; or

•	the executive resigns for any reason during the 30-day window following the first anniversary of the change-in-control.

Resignation for good reason under the Plan generally means the executive’s resignation is based on any of the following:

•	a reduction in the executive’s base salary or incentive compensation award opportunities;

•	the transfer of the executive to a principal business location that increases the executive’s commuting distance by more than 35 miles;

•	a significant reduction in the executive’s responsibilities and status within the Company or a change in the executive’s title or office; or

•	the discontinuation of the executive’s participation in any life insurance, health and accident or disability plan, or elimination of the executive’s paid vacation.

The payment will be actuarially calculated based upon an annual benefit, depending on the executive’s age at the time of termination, of 44% to 55% of the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months, subject to reduction for other retirement benefits payable to the executive. The estimated lump sum retirement benefit would have been $8,533,785 for Mr. McGraw if, following a change-in-control, Mr. McGraw had resigned or been terminated on December 31, 2012 under the circumstances described above.

Non-Qualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2012 fiscal year are shown on page 56 of this Proxy Statement.

2012 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2012:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)
Pedro Aspe	$84,500	(c)	$90,000	$221	$174,721
Sir Winfried Bischoff	$108,500		$90,000	$221	$198,721
William D. Green	$93,500	(d)	$90,000	$92	$183,592
Charles E. Haldeman, Jr.(e)	$45,250		$45,000	$74	$90,324
Linda Koch Lorimer	$95,000	(d)	$90,000	$221	$185,221
Robert P. McGraw	$84,500		$90,000	$221	$174,721
Hilda Ochoa-Brillembourg	$96,500	(c)	$90,000	$221	$186,721
Sir Michael Rake	$108,500	(c)	$90,000	$221	$198,721
Edward B. Rust, Jr.	$132,000	(c)	$90,000	$3,221	$225,221
Kurt L. Schmoke	$93,500	(f)	$90,000	$221	$183,721
Sidney Taurel	$110,000		$90,000	$3,221	$203,221
Richard E. Thornburgh	$89,000		$90,000	$3,202	$182,202

(a)	Represents grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock credited under the Director Deferred Stock Ownership Plan, as described below.

(b)	Represents life insurance premiums and in the case of Messrs. Rust, Taurel and Thornburgh, a charitable contribution of $3,000 made by the Company in their names under the Company’s Matching Gift Program. The Program is open to active employees and Directors and to retired employees and Directors for up to three years after retirement. Through the Program, the Company doubles the contributions made by employees and Directors to eligible higher education, adult reading, financial literacy, arts and cultural organizations. The minimum contribution to an eligible institution that the Company will match per individual is $25 and the maximum total is $3,000 each year.

(c)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan.

(d)	Voluntarily elected to fully defer this payment under the Director Deferred Compensation Plan.

(e)	Mr. Haldeman joined the Board in July 2012 and earned compensation for half of the year.

(f)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan and the remaining one-half under the Director Deferred Compensation Plan.

The Company provides the following annual compensation to non-employee Directors:

Cash Compensation

•	annual cash retainer of $60,500;

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended; and

•

annual cash retainer of $15,000 to the Chairs of Committees of the Board. Additionally, an annual cash retainer of $25,000 will be paid to the Presiding Director. However, in the event the Presiding Director is also a Chair of a Committee, the annual cash retainer paid to the Presiding Director will be $10,000.

Share Compensation

Each non-employee Director receives an annual deferred share credit of $90,000 pursuant to the Director Deferred Stock Ownership Plan. The earned deferred share credit of $90,000 in 2011 was paid in 2012 under this Plan. This $90,000 was credited as 1,970.66 deferred shares based on the closing price of the Company’s common stock on January 3, 2012 of $45.67. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with FASB ASC Topic 718 as disclosed in Footnote 8 to the 2012 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 28, 2013.

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Ms. Ochoa-Brillembourg, Sir Michael Rake and Messrs. Aspe, Haldeman, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of December 31, 2012 are as follows:

Name	# of Shares
Pedro Aspe	69,028
Sir Winfried Bischoff	25,710
William D. Green	1,846
Charles E. Haldeman, Jr.*	—
Linda Koch Lorimer	50,091
Robert P. McGraw	27,827
Hilda Ochoa-Brillembourg	33,531
Sir Michael Rake	10,267
Edward B. Rust, Jr.	48,303
Kurt L. Schmoke	28,116
Sidney Taurel	35,736
Richard E. Thornburgh	165
*	Mr. Haldeman joined the Board in 2012 and thus did not receive any deferred share credits as a Director in 2012.

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements to defer cash payments under this Plan with Ms. Lorimer, Sir Michael Rake and Messrs. Green and Schmoke. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 1, 2013 by each of our Directors and Director nominees; the Chief Executive Officer and the other four named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2012, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
Pedro Aspe	14,192			14,192		(d	)	76,718
John L. Berisford	6,771		42,006	48,777		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	29,051
Jack F. Callahan, Jr.	13,279		49,420	62,699		(d	)
William D. Green	1,000			1,000		(d	)	3,858
Charles E. Haldeman, Jr.	3,000			3,000		(d	)	1,707
Linda Koch Lorimer	8,409			8,409		(d	)	54,972
Harold McGraw III	6,875,837	791,376	2,395,548	10,062,761	(e)	3.6%
Robert P. McGraw	452,673	660,470		1,113,143	(f)	(d	)	31,302
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	39,207
Sir Michael Rake	400			400		(d	)	14,703
Edward B. Rust, Jr.	2,000			2,000		(d	)	55,590
Kurt L. Schmoke	1,036			1,036		(d	)	32,501
Sidney Taurel	4,000			4,000		(d	)	39,710
Charles L. Teschner, Jr.	28,733		129,626	158,359		(d	)
Richard E. Thornburgh	5,000			5,000		(d	)	1,892
Kenneth M. Vittor	129,523		321,598	451,121		(d	)
All Directors and executive officers of the Company as a group (a total of 19, including those named above)(g)	7,583,175	836,076	3,062,399	11,481,650		4.1%		381,211

(a)	The number of shares of common stock outstanding on February 1, 2013 was 280,772,154. The percent of common stock is based on such number of shares and is rounded off to the nearest one tenth of one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 64 and 65 of this Proxy Statement.

(d)	Less than 1%.

(e)

With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr.; (ii) Mr. Harold McGraw III has sole voting and investment power over 1,277,739 shares as trustee and shared voting and investment power over 175,606 shares with co-trustees under trusts established by Mr. Harold W. McGraw, Jr. for the benefit of Mr. Harold McGraw III and certain family members; (iii) Messrs. Harold McGraw III and Robert P. McGraw and an-

other family member have shared voting and investment power over 615,770 shares held in a family foundation; (iv) Mr. Harold McGraw III has sole voting and investment power over 430,200 shares as trustee of two trusts created under the will of Mr. Thomas P. McGraw; (v) Mr. Harold McGraw III has sole voting and investment power over 12,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (vi) Mr. Harold McGraw III owns 1,232,145 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock. The number reported in clause (vi) represents a reduction of approximately 14% from the number reported in the 2012 Proxy Statement. For a discussion of our new policy prohibiting pledging, see page 43 of this Proxy Statement.

(f)	With respect to the shares reported in the above table for Mr. Robert P. McGraw: (i) Mr. Robert P. McGraw has sole voting and investment power over 373,389 shares as trustee and shared voting and investment power over 44,700 shares with co-trustees under trusts established by Mr. Harold W. McGraw, Jr. for the benefit of Mr. Robert P. McGraw and certain family members; and (ii) Messrs. Robert P. McGraw and Harold McGraw III and another family member have shared voting and investment power over 615,770 shares held in a family foundation.

(g)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
BlackRock Inc. 40 East 52nd Street New York, New York 10022(a)	16,159,616	16,159,616	16,159,616	5.82%
Capital World Investors 333 South Hope Street Los Angeles, California 90071(b)	31,925,600	31,925,600	31,925,600	11.5%

(a)	On February 4, 2013, BlackRock Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(b)	On February 22, 2013, Capital World Investors (“CWI”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. CWI has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2012.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2013. Please see page 72 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2012 and December 31, 2011, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/12	Year Ended 12/31/11
Audit Fees	$7,489,000	$6,585,800
Audit-Related Fees	$2,652,000	$2,504,700
Tax Fees	$2,278,000	$2,574,600
All Other Fees	$0	$0

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•

Audit-related fees generally included fees for benefit plans or other special purpose audits, including fees related to filing the Form 10 and other activity related to the separation of McGraw-Hill Education.

•	Tax fees included fees primarily for tax compliance and advice.

•	All other fees generally include fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Web site at www.mcgraw-hill.com/investor_relations) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The persons listed below, each of whom is currently a Director of the Company, have been nominated by the Board, on the recommendation of the Nominating and Corporate Governance Committee, for election to a one-year term of office that will expire at the next Annual Meeting or until their successors are elected and qualify. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Pedro Aspe

•	Sir Winfried Bischoff

•	William D. Green

•	Charles E. Haldeman, Jr.

•	Linda Koch Lorimer

•	Harold McGraw III

•	Robert P. McGraw

•	Hilda Ochoa-Brillembourg

•	Sir Michael Rake

•	Edward B. Rust, Jr.

•	Kurt L. Schmoke

•	Sidney Taurel

•	Richard E. Thornburgh

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees can be found on pages 14 through 20 of this Proxy Statement.

Item 2. Proposal to Amend the Company’s Restated Certificate of Incorporation to Change the Name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”

On February 27, 2013, the Board of Directors unanimously adopted a resolution recommending that the Company’s Restated Certificate of Incorporation be amended to change its name to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”, subject to share-holder approval at this Annual Meeting. In connection with the Board’s decision to create two separate and independent companies, one operating in the financial and commodities markets and the other operating in the education markets, the Board believes that it is now in the best interests of the Company and its shareholders to change its corporate name to “McGraw Hill Financial, Inc.” in order to more closely identify the Company with the products and services it provides and the global markets it serves.

If approved by the shareholders at this Annual Meeting, the new name will become effective upon the filing of an amendment to the Company’s Restated Certificate of Incorporation by the Department of State of the State of New York. Changing the corporate name will be accomplished by amending Article I of the Company’s Restated Certificate of Incorporation to read as follows:

“Article I. The corporate name shall be: McGraw Hill Financial, Inc.”

Changing the corporate name will not affect the validity or transferability of stock certificates presently outstanding, and the Company’s shareholders will not be required to exchange any certificates presently held by them.

Approval and Related Matters

Approval by the holders of the majority of the outstanding shares of Common Stock is required to adopt the amendment to Article I of the Company’s Restated Certificate of Incorporation.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the proposal to amend Article I of the Restated Certificate of Incorporation of the Company so as to change the name of the Company to “McGraw Hill Financial, Inc.” is hereby approved, authorized and adopted.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposed amendment. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 3. Proposal to Approve, on an Advisory Basis, the Executive

Compensation Program for the Company’s Named Executive Officers

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast an advisory vote on the executive compensation program for the Company’s named executive officers. This proposal is frequently referred to as a “say-on-pay” vote. At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis. The Company’s executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay-for-performance principles, and provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentives and long-term stock-based incentives;

•

includes a mix of compensation elements that emphasizes performance results, with approximately 80% of the targeted compensation for the Chief Executive Officer and a significant portion of the targeted compensation for the other named executive officers being performance-based;

•

delivers annual incentive payouts to executives based on the achievement of approved performance goals, which were based on operating income goals, the successful separation of McGraw-Hill Education and an evaluation of performance of personal goals for 2012;

•

aligns the interests of executives with those of shareholders through long-term stock-based incentives comprised of performance share units that are based on the achievement of earnings per share targets. For 2012, the performance share unit award had a one-year performance period covering 2012 followed by a two-year restriction period with earned shares payable to participants in early 2015. The 2012 long-term incentive award program did not include grants of stock options; and

•

has features designed to further align executive compensation with shareholder interests and mitigate risks, including stock ownership requirements, the Senior Executive Pay Recovery Policy (a “claw-back” policy), an anti-hedging and pledging policy and limited perquisites.

Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 31 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on the Company. Nonetheless, the Compensation and Leadership Development Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following resolution that will be submitted for a shareholder vote at the 2013 Annual Meeting in support of the Company’s executive compensation program:

RESOLVED: That the shareholders of the Company approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, related compensation tables and other narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting.

The Board of Directors’

Recommendation

Your Board recommends a vote FOR the approval, on an advisory basis, of this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 4. Proposal to Ratify the Appointment of the Company’s Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2013. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2013 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

Item 5. Shareholder Proposal – Shareholder Action by Written Consent

Kenneth Steiner has given notice that he, or his designee, intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares that the proponent owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

5 – Shareholder Action by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent includes all issues that shareholders may propose. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012.

This proposal topic received our 47% support in 2012 and would have probably received a majority vote depending on only one of two factors: Had our directors been neutral on this topic or had our directors been willing to make it as easy to vote for this proposal topic as to vote against it. It would take only one-click to vote against this proposal – but 15-clicks to vote in favor due to our biased 2012 Internet voting system.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, downgraded our company to “D” with “High Governance Risk.” Also “High Concern” for our directors qualifications and concern regarding Executive Pay – $8 million for our CEO Harold McGraw.

Seven directors were long-tenured with over a decade of service. Long-tenured directors made up the majority and/or chaired four of our five standing board committees. Long-tenured directors could form relationships that compromise their independence and hinder their ability to provide effective oversight.

GMI said CEO Harold McGraw’s 2011 total summary compensation (TSC) was well over 3-times the median for our other highest paid executives. This included a $1.4 million base salary that was more than 40% above the limit for deductibility under Section 162(m). When base salaries for executives exceed the 162(m) limit by so much, it raises concerns about the decision-making of the board when it comes to protecting shareholders’ interest.

There was $674,000 in “all other compensation,” which included costs for Mr. McGraw’s personal use of company cars and jets. This included the cost for our CEO’s flights to ConocoPhillips and United Technologies board meetings. Because such pay was not tied directly to company performance, it was difficult to justify in terms of shareholder value. Mr. McGraw also had a potential $17 million entitlement for a change in control.

Please encourage our board to respond positively to this proposal to strengthen our corporate governance and protect shareholder value:

Right to Act by Written Consent – Proposal 5*

Directors’ Statement in Opposition

This proposal seeks to allow a group of shareholders that together hold a majority of the Company’s outstanding shares to approve actions by written consent without holding a meeting of the Company’s shareholders. Shareholders rejected a similar shareholder proposal in each of the last two years.

The primary objective of a written consent proposal is to allow shareholders to propose corporate actions without having to wait for a corporation to convene a special or annual meeting of shareholders. The Board believes that this proposal is no longer necessary because the Company amended its Restated Certificate of Incorporation in 2011 to provide that special meetings of shareholders of the Company may be called at the request of holders of 25% of the outstanding shares of the Company’s common stock. This provision allows such holders to propose actions for shareholder consideration between annual meetings of the Company’s shareholders.

The Board also believes that the written consent process, as compared to shareholders acting at an annual or special meeting, is not well suited to an orderly debate on the merits of a proposed shareholder action. Under the Company’s Restated Certificate of Incorporation and By-Laws, all of the Company’s shareholders have the opportunity to participate in annual and special shareholder meetings called to determine proposed actions. These shareholder meetings offer advantages not present in the written consent process. First, the meeting and the shareholder vote take place on a specified date that is publicly announced well in advance of the meeting and vote, giving all interested shareholders a chance to express their views and cast their votes. Second, shareholder meetings provide a forum for discussion. Third, information concerning the proposed shareholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action.

Implementation of this shareholder proposal, on the other hand, would make it possible for the holders of a bare majority of the shares outstanding to take significant corporate action without a meeting, potentially without prior notice to the other shareholders or the Company, and before all shareholders have an opportunity to participate and voice their opinions. Shareholders acting through the written consent process often solicit the fewest possible shareholders necessary to take action, thus disenfranchising many shareholders (especially smaller shareholders). In contrast, the default provision of New York law, which currently governs the Company, is that, unless otherwise provided in the Company’s Restated Certificate of Incorporation, shareholders can act without a meeting only by a unanimous written consent signed by every shareholder of record of the Company.

In addition, the written consent process lacks procedural protections that could prevent abuse of the process. Shareholders acting by written consent only have to own their shares on the day that the consent is delivered to the Company. These members could borrow shares for that day or enter into other empty voting arrangements without making a longer-term economic investment in the Company. This potentially exposes the shareholders and the Company to the self-interested, short-term speculation of a few shareholders. There is no guarantee that shareholders using the written consent process will act in the best interests of the shareholders at large or the Company.

Further, if this proposal were implemented, shareholders would have the ability to act by the written consent of a majority of the shares outstanding, however frequently and at any time. Even if a proposed shareholder action is not in the best interests of the Company and its shareholders because it reflects a narrow self-interest, the Company would have to waste valuable resources defending against it. In addition, multiple groups of shareholders would be able to solicit written consents, which could generate duplicative or conflicting proposed shareholder actions and cause confusion for the Company and the shareholders. Thus, the written consent process would impose significant administrative and financial burdens on the Company and the shareholders. It is for this reason that the Board believes that the written consent procedure is more appropriate for a closely held corporation with few shareholders, as compared to the Company, which has over 75,000 beneficial and record shareholders. Indeed, as of January 18, 2013, 70.5% of Fortune 500 companies do not allow shareholders to act by less than unanimous written consent.

Adoption of this proposal would not by itself give shareholders the right to take action by written consent. Under New York law, the Board would have to recommend further action by the shareholders to amend the Restated Certificate of Incorporation to allow a majority of the shares outstanding to act by written consent, and the amendments then would have to be approved by a majority of all outstanding shares entitled to vote on the amendments.

Finally, the Company’s strong corporate governance practices make adoption of this proposal unnecessary. The Company’s corporate governance practices provide transparency and accountability of the Board to the shareholders, including:

•	Election of Board of Directors – All of the Company’s Directors are elected annually and by a majority vote in uncontested Director elections.

•

Director Nominees – Shareholders can recommend to the Company’s Nominating and Corporate Governance Committee their own nominees for Directors, who will then be considered by the Committee under its standards and procedures.

•	No Shareholder Rights Plan – The Company does not have a shareholder rights plan, also known as a poison pill.

•

Annual Advisory Say-on-Pay Vote – The Company holds annual “say-on-pay” votes to approve the compensation of the Company’s named executive officers. This allows shareholders to provide feedback on the Company’s executive compensation program each year.

•	Shareholder Outreach – Shareholders can communicate directly with the Board and/or individual Directors.

For the reasons set forth above and given that shareholders rejected a similar proposal at both last year’s meeting and at the 2011 meeting (when they also approved the right of 25% of the outstanding shares to request special shareholder meetings), the Board believes that implementation of this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors’

Recommendation

The Board of Directors recommends a vote AGAINST this shareholder proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

Item 6. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 19, 2013

Using a black or blue ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on April 30, 2013.

Vote by Internet • Go to www.investorvote.com/MHP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR
Proposals 2, 3 and 4 and AGAINST Proposal 5.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Pedro Aspe	☐	☐	☐	02 - Sir Winfried Bischoff	☐	☐	☐	03 - William D. Green	☐	☐	☐
04 - Charles E. Haldeman, Jr.	☐	☐	☐	05 - Linda Koch Lorimer	☐	☐	☐	06 - Harold McGraw III	☐	☐	☐
07 - Robert P. McGraw	☐	☐	☐	08 - Hilda Ochoa- Brillembourg	☐	☐	☐	09 - Sir Michael Rake	☐	☐	☐
10 - Edward B. Rust, Jr.	☐	☐	☐	11 - Kurt L. Schmoke	☐	☐	☐	12 - Sidney Taurel	☐	☐	☐
13 - Richard E. Thornburgh	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Vote to amend the Company’s Restated Certificate of Incorporation to change the name of the Company to “McGraw Hill Financial, Inc.” from “The McGraw-Hill Companies, Inc.”	☐	☐	☐	3. Vote to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers	☐	☐	☐

4. Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2013	☐	☐	☐	5. Shareholder proposal requesting shareholder action by written consent And, in their discretion, in the transaction of such other business as may properly come before the Meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or in other representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

ADMISSION TICKET

The McGraw-Hill Companies, Inc.

2013 Annual Meeting of Shareholders

Wednesday, May 1, 2013

11:00 a.m. (EDT)

(Doors open at 10:00 a.m.)

1221 Avenue of the Americas, 2nd Floor Auditorium

(between 48th and 49th Streets)

New York, New York 10020-1095

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Annual Meeting Available by Webcast

To listen to the Annual Meeting, go to www.mcgraw-hill.com and click on the link for the live webcast.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — The McGraw-Hill Companies, Inc.	+

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, May 1, 2013, at 11:00 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. Computershare Shareowner Services, LLC, the Company’s transfer agent, must receive your instructions by 2:00 p.m. (EDT) on April 30, 2013 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 11, 2013. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

(See reverse side for voting instructions)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+